Esprit Capital I Fund No.1 LP,
Esprit Capital I Fund No.2 LP and others
Sellers

and

GTT-EMEA, Limited
Buyer

Agreement
for the sale and purchase of the entire issued share capital of and loan notes in
PacketExchange (Ireland) Limited

Ref:NZT/1103672

i

ii

Agreed form documents

Payment Agreements
Indemnity for lost share certificate
Resignations of directors and secretaries
Deed of termination of Investment Agreement
Data Room Documents

Deed

Dated

Between:

(1)	The persons whose names and addresses are set out in column (1) of Part A and Part C of Schedule 1 (Sellers); and

(2)	GTT – EMEA, Limited a company registered in England (company registration no. 03580993 whose registered office is at 35 Vine Street, London EC3N 2AA (Buyer).

Background

(A)
The Sellers are the sole legal and beneficial owners of the number of Shares set opposite their respective names in column (2) of Part A of Schedule 1 and are able to transfer the legal and beneficial title to such Shares.

(B)
The Called Shareholders are the sole legal and beneficial owners of the number of Shares set opposite their respective names in column (2) of Section (i) and (ii) of Part B of Schedule 1 and the Sellers are, in accordance with the articles of association of the Company, able to procure the transfer of such Shares in accordance with the terms of this Agreement.

(C)	The Shares comprise in aggregate the whole of the issued and to be issued share capital of the Company.

(D)
The Sellers are the sole legal and beneficial owners of the Loan Notes in the numbers set out opposite their respective names in column (2) of Part C of Schedule 1 and are able to transfer the legal and beneficial title to such Loan Notes.

(E)	The Loan Notes are the only loan notes of the Company in issue and outstanding.

(F)	The Sellers have agreed to sell and the Buyer has agreed to buy the Shares and the Loan Notes on the terms and subject to the conditions set out in this Agreement.

It is agreed as follows:

1         Definitions and interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following definitions apply:

1st Supplemental Investment Agreement means an investment agreement relating to the Company entered into by the Company, the Managers and the Investors (each as defined therein) dated 13 February 2009;

2009 Loan Notes means the US Dollars 1,577,279 issued Secured Convertible Loan Notes constituted in a loan note instrument of the Company dated 13 February 2009 as may have been varied or restated from time to time;

2010 Loan Notes means the GB Pounds 661,184 issued Unsecured Convertible Loan Notes constituted in a loan note instrument of the Company dated 17 February 2010 as may have been varied or restated from time to time;

2011 Loan Notes means the GB Pounds 125,000 issued Unsecured Loan Notes constituted in a loan note instrument of the Company dated 17 January 2011 as may have been varied or restated from time to time;

2nd Supplemental Investment Agreement means an investment agreement relating to the Company entered into by the Company, the Managers and the Investors (each as defined therein) dated 17 February 2010;

3rd Supplemental Investment Agreement means an investment agreement relating to the Company entered into by the Company, the Managers and the Investors (each as defined therein) dated 17 January 2011;

Accounts means the audited consolidated financial statements of the Company for the financial year ending on the Accounts Date comprising the individual accounts of the Company (including  the balance sheet, profit and loss account,  notes to the accounts, auditors' report, directors' report) and all other reports, statements and narrative information attached to them;

Accounts Date means 31 December 2010;

Agreement means the agreement constituted by this Deed (as from time to time amended in accordance with its terms);

Associate means any person who is a connected person (as defined in section 1122 of CTA 2010) of the specified person;

Business means the business carried on by the Group as at, and before, the date of this Agreement and includes any part of it;

Business Day means a day other than a Saturday or Sunday or a bank holiday or public holiday in England and Wales;

Buyer's Group means the Buyer and any subsidiary or holding company of the Buyer and any subsidiary of any such holding company;

Buyer's Solicitors means Clyde & Co LLP of 51 Eastcheap, London EC3M 1JP Ref: NZT/1103672;

CA 2006 means the Companies Act 2006;

CTA 2010 means the Corporation Tax Act 2010;

Called Shareholders means the persons whose names and addresses are set out in column (1) of Part B of Schedule 1;

Called Shares means those Shares set opposite each Called Shareholder’s name in column (2) of Part B of Schedule 1;

Claim means a claim (whether in contract, tort or otherwise) by the Buyer involving or relating to a breach of a Warranty or under or pursuant to the Tax Covenant and/or under or pursuant to any provision of this Agreement including the indemnities in Clause 13 and the obligations in clause 18.2 and/or 18.3;

Conversion Date means the date of Second Completion;

Company means PacketExchange (Ireland) Limited, brief details of which are set out in Part A of  Schedule 2;

First Completion means completion of the sale and purchase of the Shares contemplated by this Agreement;

Conditions means each of the conditions to Completion contained in Clause 4;

Confidential Information means any information (however stored) which is not in the public domain, including information concerning prices, sales, accounts, finances, business plans, commercial agreements, customers, suppliers, employees, products, services, facilities, assets, production, technology, know how, research or development;

Consideration means the Share Consideration and the Loan Note Consideration;

Converted Shares means the 100 ordinary shares of US Dollars 1.00 each to be issued on the capitalisation of part of the Loan Notes at Second Completion;

Data Room Documents means the documents included in the index at Schedule 13 and contained on a CD Rom in the agreed form to be provided to the Buyer;

Disclosure Letter means the letter from the Sellers to the Buyer with the same date as this Agreement and which is described as the disclosure letter, including the bundle of documents (if any) attached to it;

Due Amount means the amount (if any) due to the Buyer on a Claim being settled;

Early Termination Liability means any actual liability of any Group Company to a third party service provider pursuant to the terms of a contract with that provider to pay for a third party service purchased specifically for a customer (and not including any service or infrastructure shared with any other customer(s)) where (i) that customer has terminated the contract relating to that service wholly because of a material breach of any obligation under such contracts by a Group Company prior to Completion; or (ii) there is a mismatch between the termination dates and notice periods between the relevant contracts with the provider and the customer respectively in existence at the time of Completion;

Encumbrance means any right, interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, restriction, assignment, hypothecation or other security interest of any kind or any other type of arrangement (including a title transfer and retention arrangement) having similar effect or any other encumbrance of any kind;

ETV Agreement means the agreement in the agreed form to be entered into between the Company ETV Capital SA and ETV Capital (Jersey) Limited relating to the waiver of all claims and rights which ETV Capital SA may have against any Group Company, and to certain payments to be made by the Company on Second Completion and other matters;

Fairly Disclosed means fairly disclosed with sufficient detail to identify the nature and scope of the matter disclosed;

Fees Agreement means the payment agreement in the agreed form to be entered into by the Company  relating to certain payments to be made by the Company on Second Completion;

FSMA means the Financial Services and Markets Act 2000;

Future Payment means USD two million (USD 2,000,000) as adjusted pursuant to Clause 5 and Clause 6.5;

Group means the Company and each of the Subsidiaries;

Group Company means each of the Company and the Subsidiaries;

Initial Payment means an amount equal to US Dollars 18,000,000 less the Pre-Closing Working Capital Adjustment;

Intellectual Property means:

(a)
patents, utility models, trade marks, design rights, copyright, database rights, topography rights, plant variety rights, moral rights, rights protecting confidentiality and rights protecting goodwill and reputation;

(b)	all other rights and forms of protection having a similar nature or effect anywhere in the world to any of the rights described in (a) above;

(c)	applications for or registrations of any of the rights described in (a) or (b) above; and

(d)	the right to apply for registration of any of the rights described in (a) or (b) above;

IT Systems means all computer, telecommunications and network equipment and peripherals used, owned or leased by or on behalf of any Group Company and the Software;

Investment Agreement means an investment agreement relating to the Company entered into by the Company, the Managers, the Investors, GPX and Dreason (each as defined therein) dated 29 January 2008 as varied by deeds of variation dated 13 February 2009 and 17 February 2010, the 1st Supplemental Agreement, the 2nd Supplemental Agreement and the 3rd Supplemental Agreement and any other agreement relating to investments in the Company entered into between the Company and all or any of the Sellers and the Called Shareholders prior to the date of this Agreement;

Loan Notes means the 2009 Loan Notes, 2010 Loan Notes and 2011 Loan Notes;

Loan Note Consideration means the consideration for the Loan Notes to be paid by the Buyer to the Sellers in accordance with Clause 3;

London Stock Exchange means London Stock Exchange Plc;

Management Accounts means the unaudited consolidated balance sheet and profit and loss account of the Company  in respect of each of the three calendar months  ended March 2011;

Mzima Agreement means the agreement in the agreed form to be entered into between Grant Kirkwood, Alexander To, PacketExchange (USA) Inc., Green & Seifter Attorneys, PLLC and Zero Asset Holding Co. Inc relating to the waiver of all claims and rights which Zero Asset Holding Co. Inc may have against any Group Company other than as set out in such agreement, and to certain payments to be made by the Company on Second Completion and other matters;

Mzima Instrument the replacement promissory note, negotiable in form, in the principal amount of $709,269 to be issued by PacketExchange (USA) Inc. to Zero Asset Holding Co. Inc to remain in place following Second Completion;

Payment Agreements means the ETV Agreement, Fees Agreement, Mzima Agreement, PFG Agreement and Uberior Agreement;

Pension Schemes means the Friends Provident New Generation Personal Pension Scheme and the 401k Plan described in Schedule 9;

PFG Agreement means the agreement in the agreed form to be entered into between the Company, Partners for Growth III L.P and others relating to the waiver of all claims and rights which Partners for Growth III L.P and those others may have against any Group Company, and to certain payments to be made by the Company on Second Completion and other matters;

Post-Closing Working Capital Adjustment has the meaning given in Clause 6.5

Post-Closing Working Capital Statement has the meaning given in Clause 6.1.2

Pre-Closing Working Capital Adjustment has the meaning given in Clause 6.3;

Pre-Closing Working Capital Statement has the meaning given in Clause 6.1.1

Properties means the leasehold and other properties briefly described in Schedule 8, which term includes, where the context so admits, any building, structure or erection on, over, under or comprising such properties and any reference to the Property shall mean, where the context so admits, any one or more of such properties and any part or parts of them;

Registered IP means the applications and registrations described in the definition of Intellectual Property;

Release Date has the meaning given in Clause 5.2;

Second Completion means completion of the Payment Agreements;

Seller's Group means any subsidiary or holding company of a Seller and any subsidiary of any such holding company;

Sellers' Solicitors means Field Fisher Waterhouse LLP, 35 Vine Street, London EC3N 2AA;

Sellers’ Solicitors’ Client Account has the meaning given in Clause 8.3.2(a);

Shares means together the Converted Shares and the whole of the issued share capital of the Company being 13,012 ordinary shares of US Dollars 1.00 each and 2043 series A shares of US Dollars 1.00 each and 141,916 series B shares of US Dollars 1.00 each and 750 series C shares of US Dollars 0.01 each and all ordinary shares of US Dollars 1.00 each resulting from the conversion of the series A shares and series B shares immediately prior to First Completion pursuant to the articles of association of the Company.

Share Consideration means the consideration for the Shares to be paid by the Buyer to the Sellers in accordance with Clause 3;

Software means all software used, owned or licensed by or on behalf of any Group Company;

Subsidiaries means the companies brief details of which are set out in Part B of Schedule 2 (and Subsidiary means any one of them);

Supplemental Disclosure Letter means the letter (if any) from the Sellers to the Buyer with the same date as the date of First Completion setting out any fact or matter which occurs in the period between the date of this Agreement and First Completion and which is inconsistent with the Warranties and which is described as the supplemental disclosure letter, including the bundle of documents (if any) attached to it;

Target Working Capital Amount means negative US Dollars one million, six hundred thousand dollars (US Dollars 1,600,000);

Tax or Taxation means all forms of taxation and statutory, governmental, supra-governmental, state, local governmental or municipal impositions, duties, contributions, deductions, withholdings and levies, in each case in the nature of taxation, whether of the United Kingdom or elsewhere whenever imposed and all penalties, fines and interest relating to any of them;

Tax Authority means any local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world competent to impose Tax;

Title Warranties means the statements contained or referred to in Clause 10 and set out in Schedule 6 (and Title Warranty means any one of them);

Uberior Agreement means the agreement in the agreed form to be entered into between the Company and Uberior Equity Limited relating to the waiver of all claims and rights which Uberior Equity Limited may have against any Group Company, and to certain payments to be made by the Company on Second Completion and other matters;

Undisclosed Liabilities means:

(a)
actual liabilities existing at First Completion and/or contingent liabilities existing at First Completion which become actual liabilities on or prior to the first anniversary of First Completion which have not been Fairly Disclosed in the Accounts, Management Accounts, Working Capital Statement, this Agreement, the Data Room Documents, the Disclosure Letter or any Supplemental Disclosure Letter;

(b)
all or any part of an amount due from a debtor on or prior to First Completion which amount is included in the Working Capital Statement as an account receivable and where, the relevant Group Company having used or procured the use on its behalf of all reasonable endeavours to obtain receipt thereof, the Buyer, acting reasonably, considers there is no reasonable prospect of such amount being recovered on or prior to the first anniversary of First Completion; or

(c)	any liability incurred as a result of or in relation to any matter, thing or circumstance which is the subject of any Warranty not being as warranted in the Warranties;

US GAAP means United States generally accepted accounting principles in effect as of the date of this Agreement;

VAT means value added tax or equivalent tax in any other jurisdiction;

Warranties means the statements referred to in Clause 9 and set out in Schedule 5 (and Warranty means any one of them);

Working Capital Adjustment has the meaning given in Clause 6.4;

Working Capital Amount means an amount equal to Current Assets minus Current Liabilities, and stated opposite this heading in the Pre - Closing Working Capital Statement or the Post – Closing Working Capital Statement (as the case may be) as agreed or determined pursuant to Clause 6, with:

(a)
Current Assets consisting of cash and cash equivalents, short-term investments, accounts receivable net of allowance for doubtful accounts, inventory, deposits (including lease deposits), retainers, work in process, prepaid expenses, and other current assets of the Group, in each case as determined in accordance with US GAAP (excluding: any effects from purchase accounting); and

(b)
Current Liabilities consisting of accounts payable, accrued expenses, committed but unaccrued capital expenditures, deferred revenue, employee severance and/or redundancy amounts for employees the Buyer will not retain as employees of the Buyer post-Closing up to a maximum of US Dollars two hundred thousand (US Dollars 200,000), and other current liabilities of the Group, in each case as determined in accordance with US GAAP (excluding: (i) any current portion of all short-term and long-term debts of the Group recorded as a Current Liability on the Working Capital Statement; and (ii) deferred revenue related to the deferred accounting recognition of the installation and related services delivered to clients prior to First Completion); and

Working Capital Statements has the meaning given in Clause 6.1.2;

1.2	Interpretation

1.2.1	In this Agreement (except where the context otherwise requires):

(a)
words and phrases which are not defined have the meanings given in relation to them by Schedule 8 to the CA 2006 (and to the extent not defined by Schedule 8 to the CA 2006 have the meanings given in relation to them in Schedule 1 to the Interpretation Act 1978);

(b)	words in the singular include the plural and vice versa and words importing any gender include every gender;

(c)
references to persons include individuals, firms, partnerships, limited liability partnerships, companies, bodies corporate, corporations, unincorporated associations, governments, authorities, agencies and trusts (in each case, whether or not having separate legal personality) wherever situated;

(d)	any phrase introduced by the term including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding that term;

(e)	references to costs include costs, charges and expenses of every description;

(f)
references to indemnify or indemnifying any person against any loss incurred in respect of any act, omission, event or matter shall include indemnifying and keeping that person fully and effectively indemnified and held harmless on a continuing basis and on demand from and against all actions, claims, demands and proceedings from time to time brought against that person and all losses, costs and liabilities from time to time and howsoever suffered or incurred directly or indirectly by that person in connection with or arising out of such act, omission, event or matter (including all costs incurred by that person in investigating, considering, seeking advice on or enforcing its rights in respect of such act, omission, event or matter);

(g)	references to times of day are, unless the context requires otherwise, to London time and references to a day are to a period of 24 hours running from midnight on the previous day;

(h)
a reference to any legislation or legislative provision includes a reference to any subordinate legislation made under it from time to time and a reference to any legislation, legislative provision or subordinate legislation includes a reference to:

(i)	any legislation, legislative provision or subordinate legislation which it re-enacts or replaces (with or without modification); and

(ii)
such legislation, legislative provision or subordinate legislation as from time to time amended, re-enacted or replaced (whether before or after the date of this Agreement) save, as between the parties, to the extent that any such amendment, re-enactment or replacement which takes effect after the date of this Agreement would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party ;

(i)	a reference to any party to this Agreement shall include a reference to that party's personal representatives, successors and permitted assigns under this Agreement;

(j)	the expressions subsidiary and holding company shall have the respective meanings given in section 1159 of the CA 2006;

(k)	references to writing or written includes faxes but not email;

(l)
any reference to a document being in the agreed form means a document in the form agreed, and signed or initialled for the purposes of identification only, by or on behalf of the Sellers and the Buyer, with such alterations (if any) as may subsequently be agreed by or on behalf of the Sellers and the Buyer;

(m)
references to Clauses and Schedules are to clauses of and schedules to this Agreement, and references to Paragraphs are to paragraphs of the Schedule in which the reference appears or identified in the reference;

(n)	the table of contents, Clause headings and Schedule headings are included for ease of reference only and shall not affect the interpretation of this Agreement;

(o)
any reference to a SSAP means a statement of standard accounting practice issued by the Accounting Standards Committee and adopted by the Accounting Standards Board and any reference to a FRS means a financial reporting standard issued by the Accounting Standards Board and which may, where directed by the Accounting Standards Board, supersede a SSAP;

(p)	any reference to:

(i)	an IAS means a statement of international accounting standards issued by the International Accounting Standards Committee and adopted by the International Accounting Standards Board; and
(ii)	an IFRS means an international financial reporting standard issued by the International Accounting Standards Board and which may, where directed by the International Accounting Standards Board, supersede an IAS, in each case as adopted for application in the European Community pursuant to Regulation (EC) No 1606/2002 of the European Parliament and of the Council of 19 July 2002 on the application of international accounting standards; and

(q)
any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legislation, legislative provision, subordinate legislation, legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term.

1.2.2	References in this Agreement

Any reference in any provision of this Agreement to an Associate of any person, a member of the Buyer's Group or a member of the Seller's Group is, unless expressly provided otherwise, a reference to any person who from time to time fulfils that description.

1.2.3	Sellers’ awareness

Any statement in this Agreement qualified by the expression “so far as the Sellers are aware” or “to the best of the Sellers’ knowledge, information and belief” or any similar expression, shall be deemed to include an additional statement that it has been made after all reasonable enquiries of Mike Ing, Chris Verdin, Rick Mace and Andy Johnson.

1.2.4	Schedules

The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the Schedules.

2              Sale and purchase of the Shares and Loan Notes

2.1	Sale and purchase

2.1.1	Subject to Clause 4, the Sellers shall:

(a)	sell with full title guarantee and the Buyer shall buy the number of Shares set out opposite that Seller’s name in column (3) of Part A of Schedule 1;

(b)	procure the sale with full title guarantee and the Buyer shall buy the number of Shares set out opposite each Called Shareholder's name in column (3) of Section (i) of Part B of Schedule 1; and

(c)	procure the sale and the Buyer shall buy the number of Shares set out opposite each Called Shareholder's name in column (3) of Section (ii) of Part B of Schedule 1.

2.1.2	Each of the Sellers covenants with the Buyer that:

(a)
the number of Shares set opposite his name in column (2) of Schedule 1 are fully paid (or credited as fully paid) and constitute the whole of his interest in the issued share capital of the Company; and

(b)
he will sell and transfer the number of Shares set opposite his name in column (3) of Schedule 1 free from all Encumbrances and together with all accrued benefits and rights attaching or accruing to those Shares, including all dividends declared, paid or made on or after the date of this Agreement.

2.1.3	The Sellers covenant with the Buyer that:

(a)
the number of Shares set opposite each Called Shareholder's name are fully paid (or credited as fully paid) and constitute the whole of that Called Shareholder’s interest in the issued share capital of the Company; and

(b)
they will procure the sale and transfer of the number of Shares set opposite each Called Shareholder's name in column (3) of Section (i) of Part B of Schedule 1 free from all Encumbrances and together with all accrued benefits and rights attaching or accruing to those Shares, including all dividends declared, paid or made on or after the date of this Agreement; and

(c)	they will procure the sale and transfer of the number of Shares set opposite each Called Shareholder's name in column (3) of Section (ii) of Part B of Schedule 1.

2.1.4
On completion of the obligations on the Seller set out in Clause 8.6 and the matters set out in Part B of Schedule 4A, the Sellers shall sell with full title guarantee and the Buyer shall buy the amount of Loan Notes set out opposite that Seller’s name in column (2) of Part D of Schedule 1;

2.1.5	Each of the Sellers covenants with the Buyer that:

(a)	the amount of Loan Notes set opposite his name constitutes the whole of his interest in the loan capital of the Company; and

(b)
he will sell and transfer the amount of Loan Notes set opposite his name in column (2) of Part D of Schedule 1 free from all Encumbrances and together with all accrued benefits and rights attaching or accruing to those Loan Notes.

2.1.6	The provisions of section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the transaction contemplated by this Agreement.

2.2	Waiver of pre-emption rights

Each of the Sellers irrevocably waives any and all pre-emption rights and any other rights of first refusal or restrictions on transfer exercisable by him in relation to any of the Shares and/or Loan Notes under the articles of association of the Company or otherwise and shall, before First Completion (in the case of the Shares) and before Second Completion (in the case of the Loan Notes and the Converted Shares), procure the irrevocable waiver of any such rights or restrictions exercisable by any other person who is not a party to this Agreement.

3              Consideration

3.1	Amount of Consideration

3.2	The Share Consideration shall be the sum of US Dollars 180.36.

3.3	The Loan Note Consideration shall be the sum of the Initial Payment subject to adjustment in accordance with the provisions of this Clause 3 and Clause 6.

3.4	The Share Consideration shall be satisfied by payment to the Sellers in cash on First Completion in accordance with Clause 8.3.2.

3.5	The Loan Note Consideration shall be satisfied by the payment of the Initial Payment to the Sellers in cash on Second Completion in accordance with Clause 8.7.

3.6	Apportionment of Consideration

3.6.1	The Share Consideration shall be apportioned between:

(a)	the Sellers in the manner set out in Column (4) of Part (A) of Schedule 1; and

(b)	the Called Shareholders in the manner set out in Column (4) of Part (B) of Schedule 1.

3.6.2	The Loan Note Consideration shall be apportioned between the Sellers in the manner set out in a notice to be delivered by the Sellers to the Buyer on Second Completion.

3.7	Adjustment of Consideration

Any amount paid in respect of a Claim shall be deemed to give rise to a corresponding reduction in the Consideration pro rata between the Share Consideration and the Loan Note Consideration.

4              Conditions

4.1	Conditions

4.1.1	First Completion is conditional upon each of the following Conditions being satisfied or (where permitted) waived by the date and time set out in Clause 4.4:

(a)	the Pre – Closing Working Capital Statement being agreed or determined in accordance with Clause 6; and

(b)
a settlement being reached between the Company and Tellabs in relation to all actual and potential liabilities of the Company to Tellabs up to the date of First Completion, such settlement being in a form reasonably satisfactory to the Buyer and the Buyer, acting reasonably, being satisfied in all respects with the outcome of that settlement.

4.1.2	Any discussions with Tellabs shall be conducted on the Company’s behalf by the Sellers or by the Sellers in conjunction with the Buyer.

4.2	Satisfaction

4.2.1
The parties to this Agreement shall use all reasonable endeavours to procure (so far as they are able) that each of the Conditions is satisfied as soon as practicable and in any event by the time and date set out in Clause 4.4 (unless waived in accordance with Clause 4.3).

4.3	Waiver/satisfaction

4.3.1
The Conditions contained in Clauses 4.1.1(a) and 4.1.1(b) may only be waived with the agreement of the Buyer and the Sellers (such agreement not to be unreasonably withheld or delayed), and to be effective any such waiver shall be given by notice to the other parties to this Agreement.

4.3.2	Upon a party becoming aware:

(a)	that a Condition has been satisfied; or

(b)	of anything which will or might prevent a Condition from being satisfied by the applicable date and time set out in Clause 4.4,

it shall promptly (and in any event within two Business Days of becoming so aware) give notice of the same to the other parties.

4.4	Time limits

If the Conditions are not satisfied or (where permitted) waived at or before 12pm on the date that is two months following the date of this Agreement (or such other time and/or date as the Buyer and the Sellers may agree in writing) then, except as provided in Clause 16, this Agreement shall cease to have effect immediately after the specified time on the specified date.

5              Future Payment

5.1	No amount of the Future Payment shall be paid otherwise than in accordance with this Clause 5.

5.2
Subject as otherwise provided by this Clause 5, the amount of the Future Payment shall be paid by the Buyer to the Sellers' Solicitors (who shall be responsible for ensuring that such sum is apportioned between the Sellers after deduction of certain amounts set out in the Payment Agreements) on the first anniversary of Second Completion (the Release Date).

5.3
The amount of US Dollars three hundred thousand (US Dollars 300,000) shall be deducted from the Future Payment if the Lease of the Property at 11A Curtain Road London EC2A 3LT, as more particularly described in Schedule 8, has not been assigned, sub-let, cancelled or otherwise terminated or disposed of by the Release Date on terms that are commercially acceptable to the Buyer, acting reasonably.

5.4
If a Claim has been notified by the Buyer to the Sellers prior to the Release Date in accordance with Clause 12, no amount of the Future Payment shall be paid to the Sellers' Solicitors otherwise than in accordance with the provisions of this Clause 5.

5.5
If, prior to the Release Date, a Claim is settled and there is a Due Amount, the Buyer shall, unless such Due Amount has been paid to the Buyer, be entitled to set off against the Future Payment an amount equal to the Due Amount (which offset shall operate to reduce the amount of the Future Payment by an amount equal to the Due Amount).

5.6
As soon as practicable following the settlement of any Claim outstanding at the Release Date in respect of which there is a Due Amount, the Buyer shall, unless such Due Amount has been paid to the Buyer, be entitled to set off against the Future Payment an amount equal to the Due Amount (which offset shall operate to reduce the amount of the Future Payment by an amount equal to the Due Amount).

5.7
Following settlement of all Claims outstanding (if any) at the Release Date, the Buyer shall, as soon as practicable, pay any balance of the Future Payment to the Sellers' Solicitors (who shall be responsible for ensuring that such sum is apportioned between the Sellers).

5.8
For the avoidance of doubt any amount of the Future Payment which is not the subject of an outstanding Claim shall be paid on the Release Date to the Sellers' Solicitors in accordance with the provisions of Clause 5.2 .

5.9	A Claim shall be deemed settled for the purposes of this Clause 5 if:

(a)	the Sellers and the Buyer so agree in writing; or

(b)
the Claim has been determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the Buyer or the Sellers (as the case may be) are debarred by passage of time or otherwise from making an appeal.

5.10
Save as provided in Clause 12.1.1 in relation to Proscribed Conduct, no Due Amount shall be recoverable from the Sellers other than by way of a set off against the Future Payment pursuant to this Clause 5.

6              Working Capital

6.1	Working Capital Statement

6.1.1
The Sellers shall prepare in consultation with the Buyer, and deliver to the Buyer, not more than 5 Business Days after the date of this Agreement (or such other period as the Buyer and the Sellers may agree in writing), a statement (the Pre-Closing Working Capital Statement) setting forth their good faith estimated calculation of the Working Capital Amount as of First Completion, which shall be prepared in accordance with US GAAP and include reasonable support for the calculations made therein.

6.1.2
The Buyer shall prepare in consultation with the Sellers and Sellers’ registered accountant and Buyer’s certified public accountant, and deliver to the Sellers, not more than 60 Business Days after Second Completion, a statement (the Post-Closing Working Capital Statement) setting forth their good faith final calculation of the Working Capital Amount as of First Completion , which shall be prepared in accordance with US GAAP and include reasonable support for the calculations made therein.  The Pre-Closing Working Capital Statement and the Post-Closing Working Capital Statements are together the Working Capital Statements.

6.1.3
The Sellers or the Buyer, as applicable,  shall further deliver together with the applicable draft Working Capital Statement such additional documentation, background notes and working papers as either party may reasonably require in order to review the Working Capital Statements.

6.1.4
The Working Capital Statements shall each be prepared as if the Company had remained under the ownership of the Sellers and shall include any flow of funds which will occur at First Completion or Second Completion in connection with this Agreement but shall exclude the Tax effects or consequences (including any Tax, or withholdings of or on account of Tax) of or relating to:

(a)	the conversion of any of the Loan Notes and/or the acquisition hereunder of any of the Loan Notes and/or the issue of any of the Converted Shares in connection with such conversion;

(b)
the actual or deemed repayment, interest payment, release or waiver in whole or in part for Tax or accounting purposes of or in respect of any of the Loan Notes (or the loans to which they relate) as a result of the matters referred to at paragraph (a) above;

(c)	the ETV Agreement;

(d)	the Fees Agreement;

(e)	the acquisition of the Loan Notes by the Buyer (or the agreement for such acquisition);

(f)	the Mzima Agreement;

(g)	the PFG Agreement;

(h)	the Uberior Agreement;or

(i)	any of the releases referred to in paragraph 1.14 of Schedule 4 hereto.

6.2	Pre- Closing Working Capital Amount

6.2.1
The Buyer shall ensure that, within 5 Business Days starting on the day after delivery of the draft Pre-Closing Working Capital Statement to the Buyer (or such later time and/or date as the Buyer and the Sellers may agree in writing), the Buyer submits to the Sellers a report stating whether they agree or disagree with the draft Pre-Closing Working Capital Statement.  If the Buyer fails to submit a report in accordance with this Clause 6.2.1, the Buyer shall be deemed to have agreed the draft Pre-Closing Working Capital Statement.

6.2.2
If the Buyer agrees or, pursuant to Clause 6.2.1, are deemed to have agreed the draft Pre-Closing Working Capital Statement, the parties shall certify the draft Working Capital Statement as being the Pre-Closing Working Capital Statement in the agreed form within 3 Business Days starting on the day after:

(a)	the Sellers receive the report of the Buyer; or

(b)	the Buyer's deemed agreement to the draft Pre-Closing Working Capital Statement,

and the Pre-Closing Working Capital Statement shall then become final and binding on the parties for the purpose of this Agreement.

6.2.3	If the Buyer disagrees with the draft Pre-Closing Working Capital Statement:

(a)
they shall set out in detail in their report their reasons for disagreement and specify the adjustments (and provide appropriate supporting evidence for each such adjustment) which, in their opinion, should be made to the draft Pre-Closing Working Capital Statement in order to make the draft Pre-Closing Working Capital Statement comply with the requirements of this Clause; and

(b)
the parties shall use all reasonable endeavours to meet and discuss the points raised by the Buyer pursuant to Clause (a) and to reach agreement upon the adjustments (if any) required to be made to the draft Pre-Closing Working Capital Statement and/or any other disagreement relating to the draft Pre-Closing Working Capital Statement.

6.2.4
If the matter(s) in dispute are resolved by agreement between the parties, the parties shall certify the draft Pre-Closing Working Capital Statement (incorporating any amendments agreed between the parties pursuant to this Clause) as being the Pre-Closing Working Capital Statement in the agreed form and the Pre-Closing Working Capital Statement shall then become final and binding on the parties for the purpose of this Agreement.

6.2.5
If the parties are unable to resolve any disagreement in relation to the draft Pre-Closing Working Capital Statement within 3 Business Days, or such longer period as the parties may agree in writing, starting on the day after the date of receipt of the report of the Buyer by the Sellers, the issues in respect of which disagreement remains shall be referred to an Expert in accordance with Clause 6.6.

6.2.6
Save as provided in Clause 6, the Buyer and the Sellers shall bear and pay their own costs incurred in connection with the preparation and agreement of the draft Pre-Closing Working Capital Statement and the Pre-Closing Working Capital Statement in the agreed form.

6.3	Pre-Closing Working Capital Adjustment

The Initial Payment shall be reduced, on a dollar for dollar basis, by the amount (if any) equal to the extent that the Pre-Closing Working Capital Amount, if it is a negative amount, is a higher negative amount than the Target Working Capital Amount (the Pre-Closing Working Capital Adjustment).

6.4	Post- Closing Working Capital Amount

6.4.1
The Sellers shall ensure that, within 10 Business Days starting on the day after delivery of the draft Post-Closing Working Capital Statement to the Sellers, the Sellers submit to the Buyer a report stating whether they agree or disagree with the draft Post-Closing Working Capital Statement.  If the Sellers fail to submit a report in accordance with this Clause 6.2.1, the Sellers shall be deemed to have agreed the draft Post-Closing Working Capital Statement.

6.4.2
If the Sellers agree or, pursuant to Clause 6.2.1, are deemed to have agreed the draft Post-Closing Working Capital Statement, the parties shall certify the draft Post-Closing Working Capital Statement as being the Post-Closing Working Capital Statement in the agreed form within 10 Business Days starting on the day after:

(a)	the Buyer receives the report of the Sellers; or

(b)	the Sellers’ deemed agreement to the draft Post-Closing Working Capital Statement,

and the Post-Closing Working Capital Statement shall then become final and binding on the parties for the purpose of this Agreement.

6.4.3	If the Sellers disagree with the draft Post-Closing Working Capital Statement:

(a)
they shall set out in detail in their report their reasons for disagreement and specify the adjustments (and provide appropriate supporting evidence for each such adjustment) which, in their opinion, should be made to the draft Post-Closing Working Capital Statement in order to make the draft Post-Closing Working Capital Statement comply with the requirements of this Clause; and

(b)
the parties shall use all reasonable endeavours to meet and discuss the points raised by the Seller pursuant to Clause 6.4.3 (a) and to reach agreement upon the adjustments (if any) required to be made to the draft Post-Closing Working Capital Statement and/or any other disagreement relating to the draft Post-Closing Working Capital Statement.

6.4.4
If the matter(s) in dispute are resolved by agreement between the parties, the parties shall certify the draft Post-Closing Working Capital Statement (incorporating any amendments agreed between the parties pursuant to this Clause) as being the Post-Closing Working Capital Statement in the agreed form and the Post-Closing Working Capital Statement shall then become final and binding on the parties for the purpose of this Agreement.

6.4.5
If the parties are unable to resolve any disagreement in relation to the draft Post-Closing Working Capital Statement within 30 Business Days, or such longer period as the parties may agree in writing, starting on the day after the date of receipt of the report of the Sellers by the Buyer, the issues in respect of which disagreement remains shall be referred to an Expert in accordance with Clause 6.6.

6.4.6
Save as provided in Clause 6.6, the Buyer and the Sellers shall bear and pay their own costs incurred in connection with the preparation and agreement of the draft Post-Closing Working Capital Statement and the Post-Closing Working Capital Statement in the agreed form.

6.5	Post-Closing Working Capital Adjustment

The Future Payment shall be reduced, or increased as the case may be, on a dollar for dollar basis, by the amount (if any) equal to the extent that the Post-Closing Working Capital Amount varies from the Pre-Closing Working Capital Amount.  If the Post-Closing Working Capital Amount is less than the Pre-Closing Working Capital Amount, the Future Payment will be reduced by the amount of the difference, if the Post-Closing Working Capital Amount is greater, the Future Payment will be increased by the amount of the difference (the Post-Closing Working Capital Adjustment).

6.6	Expert

6.6.1
An Expert is a person appointed in accordance with this Clause 6 to resolve a dispute arising in relation to the preparation of the Working Capital Statements and the calculation of the Working Capital Amount.

6.6.2	The parties shall agree on the appointment of an independent Expert and agree his terms of appointment.

6.6.3
If the parties are unable to agree on the appointment of an Expert or his terms of appointment within seven days of either party serving details of a suggested expert on the other, either party may request the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint an independent chartered accountant of repute with experience in the application of US GAAP to deferred consideration disputes and agree the terms of appointment with such Expert.

6.6.4	The Expert is required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of one month of the matter being referred to the Expert.

6.6.5	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by Clause 6.6.4, then:

(a)
either party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b)	this Clause 6 applies in relation to the new Expert as if he were the first Expert appointed.

6.6.6	All matters under this Clause 6 shall be conducted, and the Expert's decision shall be written, in the English language.

6.6.7
The parties are entitled to make submissions to the Expert and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

6.6.8
To the extent not provided for by this paragraph, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

6.6.9
Each party shall, with reasonable promptness, supply each other party with all information and give each other party access to all documentation and personnel as each other party reasonably requires to make a submission under this Clause 6.6.

6.6.10
The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the amount of the Working Capital Amount, which may include any issue involving the interpretation of any provision of this Agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert's written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.

6.6.11
Each party shall bear its own costs in relation to the Expert. The Expert's fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert directs.

7              Action pending First Completion

7.1	Obligations of Sellers pending First Completion

7.1.1	Pending First Completion (or earlier termination of this Agreement) the Sellers shall procure that:

(a)
each Group Company shall operate its business as a going concern in the ordinary course, no transaction outside the ordinary course shall take place without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) and the net assets of the Group shall not be depleted save in the ordinary course of trading;

(b)	the Buyer and its agents shall, upon reasonable notice to any Group Company, be allowed access to, and to take copies of, all of the books, records and databases of any Group Company;

(c)	each Group Company shall maintain in force all insurance policies in respect of its business; and

(d)
(except as expressly required by this Agreement) no Group Company shall without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) take any of the actions listed in Schedule 3.

7.1.2	Pending First Completion (or earlier termination of this Agreement) none of the Sellers shall:

(a)	induce, or attempt to induce, any of the employees of any Group Company, whether directly or indirectly, to terminate their employment before the date of First Completion; or

(b)	incur any liabilities to any Group Company, other than trading liabilities incurred in the ordinary course of business.

7.2	Acts or omissions before First Completion

7.2.1
Each of the Sellers shall not (and shall procure that no Group Company shall) do or permit any act or omission before First Completion which would or might make any of the Warranties or Title Warranties false or inaccurate if given on each day up to and as at First Completion by reference to the facts and circumstances then subsisting.

7.2.2
Each of the Sellers shall promptly notify the Buyer in writing (with sufficient detail to enable the Buyer to make an accurate assessment of the position) if he/it becomes aware of any matter, event or circumstance which:

(a)	does or might mean that any of the Warranties:

(i)	was when given false or inaccurate in any material respect; or

(ii)	would be false or inaccurate in any material respect if given on each day up to and as at First Completion by reference to the facts and circumstances then subsisting; or

(b)	does or might mean that any of the Title Warranties:

(i)	was when given false or inaccurate; or

(ii)	would be false or inaccurate if given on each day up to and as at First Completion by reference to the facts and circumstances then subsisting; or

(c)	does or is likely to give rise to any material adverse change in the business, financial position or assets of the any Group Company.

7.3	Rights of the Buyer pending First Completion

The Buyer shall have the right to terminate this Agreement by notice to  the Sellers prior to First Completion if:

(a)
the Buyer receives a notice from any of the Sellers under Clause 7.2.2 or it otherwise becomes aware of any matter, event or circumstance required to be notified by the Sellers pursuant to that Clause and such matter, event or circumstance, if capable of remedy, has not been remedied to the Buyer's reasonable satisfaction within 20 Business Days; or

(b)
there is a material breach by any of the Sellers of Clause 7.1 or Clause 7.2 and such breach, if capable of remedy, has not been remedied to the Buyer's reasonable satisfaction within 20 Business Days.

8              Completion

8.1	Date and place of First Completion

Subject to the terms of this Agreement, First Completion shall take place at the offices of the Buyer's Solicitors five Business Days (or such other period as the Buyer and the Sellers may agree in writing) after the last Condition is satisfied or waived in accordance with Clause 4.3 or at any other place or time agreed in writing by the Sellers and the Buyer.

8.2	Sellers' obligations

8.2.1	On First Completion the Sellers shall:

(a)
deliver or procure delivery of the documents listed in Part A of Schedule 4 to the Buyer's Solicitors (or as the Buyer may direct) together with all such other documents and things as the Buyer may properly and reasonably request to implement the transaction contemplated by this Agreement;

(b)
procure that board meetings of the Company and each other relevant Group Company are held at which the directors of the relevant Group Company shall resolve to carry out the business listed in Part B of Schedule 4; and

(c)	repay and procure that each of their Associates (other than any Group Company) shall repay all monies owing by it or them to each Group Company;

8.2.2	On and from First Completion:

(a)
the Sellers shall procure the written release of any security, guarantees or indemnities given by or binding on any Group Company in relation to any liabilities of the Sellers, any director of any Group Company, or any of its/their Associates (other than any Group Company); and

(b)
until such releases are given, the Sellers shall indemnify the Buyer and each Group Company against any loss incurred by any of them in connection with that security, or those guarantees or indemnities.

8.2.3
As soon as reasonably practicable after First Completion, the Sellers shall send to the Buyer all records, correspondence, documents, files, memoranda and other papers relating to each Group Company not required by this Agreement to be delivered at First Completion and which are not kept at any of the Properties.

8.3	Buyer's obligations

8.3.1	The Buyer shall not be obliged to complete the purchase of any of the Shares unless:

(a)	the Sellers comply with all of their obligations under Clause 8.2; and

(b)	the purchase of all the Shares (other than the Converted Shares) is completed simultaneously.

8.3.2	Subject to Clause 8.3.1, upon completion of the matters referred to in Clause 8.2 the Buyer shall:

(a)
pay the Share Consideration by means of electronic funds transfer to the account of the Sellers' Solicitors with Lloyds TSB Bank Plc, sort code: 30-93-23, account number: 11918141 (US Dollars). (the “Sellers’ Solicitors’ Client Account”); and

(b)	deliver to each person referred to in Paragraph 1.8 of Schedule 4 a counterpart of the consultancy agreement to which they are a party duly executed by the relevant member of the Buyer's Group.

8.4	Buyer's remedies

If any of the provisions of Schedule 4 are not complied with by the Sellers in all material respects on the date of First Completion, then the Buyer may by notice to the Sellers:

(a)	defer First Completion to a date not more than 20 Business Days after the date fixed for First Completion (so that the provisions of this Clause 8 shall apply to First Completion as so deferred);

(b)	elect to proceed to First Completion so far as practicable; or

(c)	following one deferral of First Completion in accordance with paragraph (a), terminate this Agreement.

8.5	Date and place of Second Completion

Subject to the terms of this Agreement, Second Completion shall take place at the offices of the Buyer's Solicitors immediately following:

(a)	First Completion; and

(b)	the Buyer having been entered into the register of members of the Company as the registered owner of the Shares (other than the Converted Shares).

8.6	Sellers' obligations

On Second Completion:

(a)
the Sellers shall deliver or procure delivery of the documents listed in Part A of Schedule 4A to the Buyer's Solicitors (or as the Buyer may direct) together with all such other documents and things as the Buyer may properly and reasonably request to implement the transaction contemplated by this Agreement; and

(b)
subject to completion of the actions described in Part B of Schedule 4A, the Sellers and the Company shall take all steps as may be necessary or requisite to convert a proportion of the principal amount of the Loan Notes equal to the sum of:

(i)	all amounts outstanding under the Loan Notes as at the Conversion Date; less

(ii)	the Loan Note Consideration

into the Converted Shares.

8.7	Buyer's obligations

8.7.1	The Buyer shall not be obliged to complete the purchase of any of the Loan Notes unless:

(a)	the Sellers comply with all of their obligations under Clause 8.6 (a); and

(b)	the purchase of all the Loan Notes is completed simultaneously.

8.7.2	Subject to Clause 8.7.1, upon completion of the matters referred to in Clause 8.6 (a) the Buyer shall:

(a)
procure that board meetings of the Company and each other relevant Group Company are held at which the directors of the relevant Group Company shall resolve to carry out the business listed in Part B of Schedule 4A;

(b)	pass a special resolution of the shareholders of the Company as described in paragraph 1.12 of Part B of Schedule 4A;

(c)	upon completion of the matters referred to in Part B of Schedule 4A:

(i)	pay the Initial Payment by means of electronic funds transfer to the Sellers’ Solicitors’ Client Account;

(ii)	pay consideration for the Converted Shares in the sum of US Dollars 1 and

(iii)
procure the payment by the Group of US Dollars 1,455,000 (being the aggregate amount payable by the Company under the Mzima Agreement, the Uberior Agreement and the ETV Agreement) plus the amounts set out in the Pre-Closing Working Capital Statement being the amounts payable under the PFG Agreement and the Fees Agreement by means of electronic funds transfer to the Sellers’ Solicitors’ Client Account.

8.7.3
The Sellers confirm that the Sellers' Solicitors are irrevocably authorised to receive on behalf of the Sellers, the Called Shareholders and the counterparties to the Payment Agreements all amounts expressed to be payable (and all documents expressed to be deliverable) to the Sellers and the Called Shareholders pursuant to any provision of this Agreement and that payment of such amounts (and delivery of such documents) to the Sellers' Solicitors shall be a good and sufficient discharge to the Buyer of its obligations under such provisions and the Buyer shall not be further concerned as to the application of the moneys so paid (or as to the distribution of the documents so delivered).

8.8	Buyer's remedies

If any of the provisions of Schedule 4A are not complied with by either the Buyer or the Sellers (the “Defaulting Party”) in all material respects on the date of Second Completion, then the non-Defaulting Party may by notice to the Defaulting Party:

(a)	defer Second Completion to a date not more than 5 Business Days after the date fixed for Second Completion (so that the provisions of this Clause 8 shall apply to Second Completion as so deferred);

(b)	elect to proceed to Second Completion so far as practicable; or

(c)
following one deferral of Second Completion pursuant to Clause 8.8(a), rescind this Agreement with the intent that, and the Parties hereby agree that each party and the Called Shareholders should be put back into the position they were in immediately before this Agreement was entered into (and the parties shall take all such steps as may be required to effect the same).

8.9	Power of attorney

8.9.1	With effect from Second Completion, each Seller:

(a)
irrevocably appoints by way of security the Buyer (acting by any authorised representative) as his lawful attorney with full power (including, but not limited to, the power to sub-delegate) to exercise in the absolute discretion of the Buyer all rights attaching to the Loan Notes set against its name in column (3) of Part A of Schedule 1 or capable of exercise by the Seller in the capacity of registered holder of such Loan Notes, including (but not limited to):

(i)	receiving notice of any general or class meeting of the loan noteholders of the Company;

(ii)	appointing any person(s) designated by the Buyer as the Seller's proxy to attend, speak and vote at any such general or class meeting by completing and returning any relevant proxy cards;

(iii)	signing any resolutions, consents to short notice and other documents to be signed by a registered holder of the Loan Notes;

(iv)
dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications or any other thing (in whatever form) arising by right of, or received in connection with, the Loan Notes or any of them from the Company or any other person; and

(v)	otherwise executing and delivering all deeds and instruments and doing all acts in the Seller's name and on the Seller's behalf in so far as these may be done in that capacity,

and for the purposes of this Clause 8.9.1, each of the directors of the Buyer, and any other person authorised by its board of directors, shall be an authorised representative of the Buyer;

(b)
instructs the Company to amend its loan note register so that his address for the service of notices and other communications is changed to the address of the registered office of the Buyer, and authorises and instructs the Company to send all notices of meetings, proxy cards, resolutions, consents to short notice and other documents pertaining to the Seller in the capacity of a registered holder of the Loan Notes  to that address (marked for the attention of the company secretary);

(c)	undertakes:

(i)
not to exercise any rights attaching to the Loan Notes or exercisable by the Seller in the capacity of a registered holder of the Loan Notes nor to appoint any other person to exercise such rights (except at the written request of the Buyer);

(ii)
to hold on trust for the Buyer and promptly to notify the Buyer of any moneys, securities, benefits, documents, notices or other communications, or any other thing received by or on behalf of the Seller in the capacity of a registered holder of the Loan Notes from the Company or any other person after Second Completion, to act promptly in accordance with the Buyer's instructions in relation to such matters and to account to the Buyer for all benefits arising from them; and

(iii)	at the Buyer's request from time to time promptly to ratify all deeds, instruments and acts executed, delivered or done in pursuance of the power of attorney contained in this Clause 8.9.1(c)(iii).

8.9.2
The powers, authorities, instructions and undertakings contained in this Clause 8.9.2 shall in respect of any particular Seller cease and determine on the date on which the Buyer and/or its nominee(s) is/are entered in the register of loan note holders of the Company as the holder(s) of the Loan Notes registered in the name of that Seller (but without prejudice to anything done by the Buyer pursuant to this Clause 8.9.2 prior to that date).

9              Warranties

9.1	General

9.1.1	The Sellers warrant to the Buyer:

(a)	that the Warranties are true and accurate in all respects at the date of this Agreement; and

(b)
the Warranties shall continue to be true and accurate in all respects on each day up to and as at First Completion by reference to the facts and circumstances then subsisting (and, for the purposes of this Clause 9.1.1(b), any reference to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed as a reference to each such day).

9.2	Buyer's knowledge

9.2.1	Each of the Warranties is given subject to the matters Fairly Disclosed in the Disclosure Letter and/or the Supplemental Disclosure Letter.

9.2.2	Subject to Clause 9.2.1, the Sellers may not invoke:

(a)	the knowledge (actual, constructive or imputed) of the Buyer or any of its agents or advisers of anything which might make a Warranty false or inaccurate; or

(b)	anything which could have been discovered (whether by investigation made by the Buyer or on its behalf or otherwise), as a defence to a claim for a breach of Warranty.

9.3	Scope of Warranties

9.3.1
Each Warranty in respect of 'the Company' shall be deemed to be a Warranty given in respect of the Company and each other Group Company and, unless the context otherwise requires, the expression the Company in this Clause 9 and in Schedule 5 shall be construed accordingly.

9.3.2
Each of the Warranties is a separate and independent Warranty and, except where expressly stated, no Warranty or other Clause in this Agreement restricts or limits the extent or application of any other Warranty or any other Clause.

9.3.3	The Warranties shall remain in full force and effect notwithstanding First or Second Completion.

9.4	Waiver of rights and claims

The Sellers agree to waive any rights or claims they may have against any Group Company, or any director, other officer or employee or agent of any Group Company in respect of any information or opinions supplied or omitted to be supplied to the Sellers for the purpose of assisting the Sellers to give a Warranty or to prepare the Disclosure Letter or the Tax Covenant or otherwise in connection with entry into this Agreement or any of the documents referred to in it.

10   Title Warranties

10.1	General

10.1.1	Each of the Sellers severally warrants to the Buyer in respect of himself and the holding of the Shares set opposite his name in column (2) of Part A of Schedule 1 that:

(a)	each of the Title Warranties is true and accurate in all respects at the date of this Agreement; and

(b)
subject to the transactions undertaken at First Completion, each of the Title Warranties shall continue to be true and accurate in all respects on each day up to and as at Second Completion by reference to the facts and circumstances then subsisting.

10.2	Buyer's knowledge

The Sellers may not invoke:

(a)	the knowledge (actual, constructive or imputed) of the Buyer or any of its agents or advisers of anything which might make a Title Warranty false or inaccurate; or

(b)	anything which could have been discovered (whether by investigation made by the Buyer or on its behalf),

as a defence to a claim for breach of a Title Warranty.

10.3	Scope of Title Warranties

10.3.1
Each of the Title Warranties is separate and independent and, except where expressly stated, no Title Warranty or other Clause in this Agreement restricts or limits the extent or application of any other Title Warranty or any other Clause.

10.3.2	The Title Warranties shall remain in full force and effect notwithstanding Second Completion.

11            Tax Covenant

The provisions of Schedule 7 hereto shall have effect on and be operative from Second Completion.

12            Limitation on liability

12.1	Financial limits

12.1.1
In the absence of fraud, dishonesty or wilful concealment (together, Proscribed Conduct) by or on behalf of any of the Sellers the aggregate liability of the Sellers in respect of all Claims other than a claim for breach of a Title Warranty shall not exceed the Future Payment and to the extent that any Due Amount is not satisfied in full from the Future Payment then, save as provided in relation to Proscribed Conduct, the extent of that Due Amount not so satisfied shall cease to be enforceable and/or recoverable against the Sellers.

12.1.2	The liability of each Seller for breach of a Title Warranty shall be limited to the amount of the Consideration that such Seller actually receives.

12.1.3	The Sellers shall only be liable in respect of any Claim if the amount payable (but for this Clause in respect of such Claim):

(a)	exceeds US Dollars 5,000; and

(b)
when taken with every other Claim for which the liability (but for this Clause) of the Sellers individually exceeds US Dollars 5,000, also exceeds in aggregate US Dollars 75,000 in which case the Sellers shall be liable for the whole amount of such Claims and not only for the excess.

12.2	Time limits

12.2.1
The Sellers shall not be liable in respect of a Claim unless notice of the Claim has been given by or on behalf of the Buyer to the Sellers on or before the date that is the first anniversary of Second Completion, but the limitation contained in this Clause 12.2.1 shall not apply in the event of Proscribed Conduct by or on behalf of any of the Sellers.

12.2.2
Any Claim notified under Clause 12.2.1 above shall (if it has not previously been settled, satisfied or withdrawn) be deemed to be withdrawn unless legal proceedings in respect of such Claim shall have been issued and properly served upon each of the Sellers within 2 years of the date of service of the notice of the Claim pursuant to Clause 12.2.1above.

12.2.3
The Sellers shall not have any liability in respect of any Claim (notwithstanding compliance with Clause 12.2.1 above) unless the Buyer gives written notice to the Sellers of such Claim within 28 days of the Buyer becoming aware of the facts, matters or circumstances which give rise to such Claim, such notice to include such details of the Claim as are available to the Buyer and specifying as far as reasonably practicable the quantum of the Claim.

12.2.4
Any notification of a Claim pursuant to Clause 12.2.1 above may only be given when at the time of service of the relevant notice specific facts, matters or circumstances have arisen, and are clearly identified in the notice, which are likely to give rise to a right of action against the Sellers and any purported notice which does not comply with this Clause 12.2.4 shall be of no effect.

12.3	General

12.3.1
The Buyer shall take all reasonable steps to mitigate any loss, liability or damage which is likely to give rise to or increase the amount of any Claim (including all reasonable steps to prevent any contingent liability becoming an actual liability), and nothing in this Agreement shall derogate from any obligation of the Buyer (whether at common law or otherwise) to mitigate its losses.

12.3.2	The Buyer shall not be entitled to recover or otherwise obtain compensation or restitution from the Sellers more than once in respect of the same loss or damage.

12.3.3	The Sellers shall not be liable for any Claim to the extent that:

(a)
such Claim has arisen in respect of a voluntary act or omission carried out after the date of this Agreement by the Buyer or any other member of the Buyer’s Group, or any officers, employees or agents of any of them;

(b)	such Claim has arisen in respect of any act or omission stipulated to be carried out or omitted pursuant to this Agreement or any agreement entered into pursuant thereto, including:

(i)	the conversion of any of the Loan Notes and/or the acquisition hereunder of any of the Loan Notes and/or the issue of any of the Converted Shares in connection with such conversion;

(ii)
the actual or deemed repayment, interest payment, release or waiver in whole or in part for Tax or accounting purposes of or in respect of any of the Loan Notes (or the loans to which they relate) as a result of the matters referred to at paragraph (a) above;

(iii)	the ETV Agreement;

(iv)	the Fees Agreement;

(v)	the acquisition of the Loan Notes by the Buyer (or the agreement for such acquisition);

(vi)	the Mzima Agreement;

(vii)	the PFG Agreement;

(viii)	the Uberior Agreement; or

(ix)	any of the releases referred to in paragraph 1.14 of Schedule 4 hereto;

or which is carried out or omitted at the request of the Buyer or any member of the Buyer Group.

(c)
a specific allowance, provision or reserve was made in the Accounts, the Management Accounts or either of the Working Capital Statements in respect of the matter giving rise to the Claim, or such matter was taken into account in computing the amount of any allowance, provision or reserve in such accounts or statement;

(d)
such claim is made in respect of matters within paragraph 2.1(a) of the Tax Covenant and the income, profits or gains in respect of which the liability for Tax arises were actually earned, accrued or received by a Group Company on or before First Completion and not taken into account in either of the Working Capital Statements;

(e)
it comprises interest, fines or penalties arising by virtue of an underpayment of Tax on or prior to First Completion insofar as such underpayment was an underpayment due to a bona fide estimate made on a reasonable basis at or prior to First Completion of the amount of income, profits or gains to be earned, accrued or received after First Completion proving to be incorrect due to an event or events occurring after First Completion;

(f)
any Tax relief (as defined in the Tax Covenant) of any Group Company arising by reference to an event before First Completion is available to relieve or mitigate the liability (or is for no consideration made available by the Sellers (or any of them) to the Group Company);

(g)
the Claim results from a change in accounting or Taxation policy or practice (including the method of submission of tax returns or the length of any accounting period for tax purposes) of the Buyer or any other member of the Buyer’s Group;

(h)	the Claim results from:

(i)	the subsequent passing of or any change in any law, rule or regulation, which is binding on any Group Company;

(ii)	any changes in the rates of Taxation in force at the date of this Agreement;

(iii)	the withdrawal after the date of this Agreement of any published concession or published general practice previously made by any Tax Authority;

(iv)
the Buyer or any other member of the Buyer Group after First Completion making a disclaimer, claim, election or revision to or revocation of a claim, disclaimer or election, made, or notice or consent given; and/or

(v)	any breach by the Buyer of its obligations under this Agreement or any other document; and/or

(i)
any relief from Tax of any Group Company ("relief" having the meaning given to it in paragraph 1.2 of the Tax Covenant) arising in or in respect of a period ended, or an event occurring, on or before First Completion (other than a relief included as an asset in the Post-Completion Working Capital Statement) is available to relieve or mitigate the liability in question whether by surrender between one Group Company and another, or otherwise (and assuming that any such surrender is effected wherever possible as a matter of law, whether or not it is actually effected).

12.3.4

(a)
If the Buyer recovers any amount from a third party (whether by way of insurance, indemnification, payment, discount, credit, set-off, counterclaim or otherwise) in respect of any loss or damage suffered by reason of the circumstances giving rise to the Claim, the amount of the Sellers’ liability for such Claim shall be reduced by the sum recovered, or be extinguished if the amount recovered exceeds the Claim.

(b)
If the Sellers pay to the Buyer an amount in respect of any Claim and the Buyer or any other member of the Buyer Group recovers or receives (whether by way of insurance, indemnification, payment, discount, credit, set-off, counterclaim or otherwise) from a third party (including any Tax Authority) a sum which is referable to the subject matter of the relevant Claim the Buyer shall, and shall procure that any other member of the Buyer’s Group shall, repay to the Sellers an amount equal to the sum recovered from the third party, less any reasonable costs and expenses incurred by the Buyer or other member of the Buyer’s Group in obtaining that payment and in recovering that sum from the third party, or (if less) an amount equal to the payment by the Sellers to the Buyer in respect of the relevant Claim.

12.4	Limitations relating to the Called Shares

Notwithstanding any other provision of this Agreement, in respect of any Claim relating to or arising out of the Called Shares (including, without limitation, pursuant to Clauses 2, 9 and Schedule 5), the following limitations shall (in addition) apply:

(a)	notice of any such Claim (a “Called Share Claim”) shall be given by or on behalf of the Buyer to the Sellers on or before the date which is 60 days after First Completion;

(b)
any Due Amount in respect of a Called Share Claim shall be limited to a percentage amount of the Consideration equal to the percentage which the relevant Called Shares being the subject of the Called Share Claim represent of the Shares;

(c)
the aggregate liability of the Sellers in respect of all Called Share Claims shall not exceed the Future Payment and to the extent that any Due Amount is not satisfied in full from the Future Payment then the extent of that Due Amount not so satisfied shall cease to be enforceable and/or recoverable against the Sellers.

13            Indemnities

13.1	The Sellers undertake to indemnify the Buyer and each Group Company against any loss incurred by any of them in respect of:

(a)	Early Termination Liabilities; and

(b)	Undisclosed Liabilities.

13.2
To the extent that any loss referred to in Clause 13.1 above could be the subject of a claim under the Tax Covenant or is or relates to a Tax Liability (as defined in the Tax Covenant), no claim may be made under Clause 13.1 to that extent in respect of such loss, with the intent that the Tax Covenant takes priority over Clause 13.1 in respect of all matters relating to Tax.

14            Confidential Information, Intellectual Property

14.1	Confidential Information

14.1.1	Each of the Sellers undertakes to the Buyer that:

(a)
it shall not at any time after the date of this Agreement use or disclose to any person any Confidential Information concerning the Group or any member of the Buyer's Group (as constituted up to and immediately before First Completion) and shall use all reasonable endeavours to prevent the use or disclosure of such Confidential Information other than for the purposes contemplated by this Agreement; and

(b)
if it has obtained Confidential Information belonging to a third party under an agreement entered into by a Group Company containing restrictions on disclosure it shall not at any time infringe such restrictions.

14.1.2
This Clause 14.1 shall not prevent the disclosure of Confidential Information concerning the Group or any member of the Buyer's Group (as constituted up to and immediately before First Completion) by a Seller:

(a)	to an officer, employee or agent of the Buyer or of a Group Company acting in the proper course of his duties and whose function requires him to have such Confidential Information;

(b)
where it is required to be disclosed by any applicable law or regulation or by any court or governmental or administrative authority competent to require the same or by virtue of the London Stock Exchange, or any other securities exchange and provided that the Seller required to disclose such Confidential Information shall, so far as reasonably practicable (and so far as not prohibited by the relevant rule or body) first consult with and take into account the reasonable requirements of the Buyer as to the timing, content, manner and extent of the required disclosure;

(c)	to a professional adviser for the purpose of advising the Sellers but only on terms that Clause 14.1.1 applies (as modified by Clause 14.1.2) to the use or disclosure by the adviser;

(d)	where that Confidential Information has become publicly known, except as a direct or indirect result of a breach of Clause 14.1.1; or

(e)
where that Confidential Information has been received from a source not connected with the person to whom the duty of confidence is owed and such source acquired it free from any obligation of confidence to any other person.

14.2	Intellectual Property

14.2.1	Each of the Sellers undertakes with the Buyer that:

(a)
with effect from the date of this Agreement, it shall not challenge the validity or ownership of the Intellectual Property and domain names owned by any Group Company before First Completion nor otherwise enable or assist any third party to make such a challenge; and

(b)	with effect from First Completion, it shall cease to use Intellectual Property and domain names owned by any Group Company.

14.2.2
If the Buyer becomes aware that any Intellectual Property or domain name which was used in the Business before the date of this Agreement remains owned by or registered in the name of any Seller after First Completion then that Seller shall promptly execute all such documents as are reasonably requested by the Buyer in order to transfer such Intellectual Property or domain name free of charge to a Group Company nominated by the Buyer.

15            Protection of reputation

15.1.1
Each of the Sellers undertakes to the Buyer that it shall not do or say anything which is intentionally harmful to the reputation of any Group Company or any member of the Buyer's Group or which is likely to lead to a person ceasing to deal with any Group Company on substantially equivalent terms to those previously offered or at all.

15.1.2
Each of the Sellers shall procure that each of its Associates shall be bound by and observe the provisions of Clause 14 and this Clause 15 as if they were parties to this Agreement undertaking separately with the Buyer in the terms of this Clause.

16            Consequences of termination or cessation of this Agreement

Upon this Agreement ceasing to have effect pursuant to Clause 4.4 or Clause 8.8 or upon termination of this Agreement pursuant to Clause 7.3 or Clause 8.4:

(a)	the provisions of this Clause 16 and Clauses 1, 17, 18, 21, 22, and 24 shall survive such cessation or termination (as the case may be) and continue in full force and effect; and

(b)
all other rights and obligations of the parties shall immediately cease (without prejudice to the parties' accrued rights and liabilities under this Agreement at the time it ceases to have effect or is terminated (as the case may be)).

17            Interest

If any party defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) interest shall be payable by that party on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 4 per cent above the base rate from time to time of Lloyds TSB Bank PLC.  Such interest shall accrue from day to day and be compounded monthly.

18            Payments

18.1	No set-off etc

All payments to be made by the Sellers under this Agreement shall be made free from any right of counterclaim or set off and without deduction or withholding other than any deduction or withholding required by law.

18.2	Deductions and withholdings required by law

Subject to Clause 18.4, if any party to this Agreement makes a deduction or withholding required by law from a payment under this Agreement in respect of any Warranty or indemnity or any breach of this Agreement (other than in respect of interest under Clause 17):

(a)
the sum due shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to that sum it would have received had no deduction or withholding been made;

(b)	the party making the payment shall account to the relevant Tax Authority for the amount deducted or withheld; and

(c)	the party making the payment shall give the recipient a certificate or official receipt of the amount for which it accounted to the relevant Tax Authority.

18.3	Grossing-up

Subject to Clause 18.4, if any payment under this Agreement in respect of any Warranty or indemnity or any breach of this Agreement (excluding interest under Clause 17) is subject to Tax, the party making the payment shall within 20 Business Days after receiving notice from the recipient that Tax on such payment has become due and payable pay to the recipient the amount (after taking into account Tax payable in respect of that amount) that will ensure the recipient receives and retains a sum (after Tax) equal to the sum it would have received had the payment not been subject to Tax.

18.4	Exclusions

A party shall not be liable to make any additional payment pursuant to Clauses 18.2 or 18.3 above:

(a)	if the beneficial owner of the payment is not an original party to this Agreement, save to the extent that the payer party would have been so liable absent any assignment to the recipient;

(b)
if the beneficial owner of the payment has ceased to be resident for any Tax purpose solely in the jurisdiction in which they are resident as at the date hereof, save to the extent that the payer would have been so liable absent such change; or

(c)	to the extent that any damages or other award from a Tribunal, Court or other appellate body, or any compromise or settlement takes account of the deduction, withholding or Tax in question.

19            Further assurance

The Sellers shall at their own cost and expense do, or procure to be done, all such further acts and things and execute, or procure the execution of, all such other documents as the Buyer may from time to time reasonably require for the purpose of giving the Buyer the full benefit of the provisions of this Agreement.

20            Variation

No variation of this Agreement or any of the documents referred to in it shall be effective unless it is in writing and executed where required, as a deed by or on behalf of each of the parties.

21            Waiver and remedies

21.1	Cumulative rights and remedies

The rights and remedies of the Buyer under this Agreement are cumulative and (subject as otherwise expressly provided in this Agreement) are not exclusive of any rights or remedies provided by law or otherwise.

21.2	Exercise of rights and remedies

21.2.1
Any failure by the Buyer to exercise or delay by the Buyer in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver by the Buyer of the right or remedy or a waiver of other rights or remedies, and no single or partial exercise of any right or remedy by the Buyer will preclude or restrict the further exercise or enforcement by the Buyer of any such right or remedy.

21.2.2
Subject to the terms of this Agreement, the Buyer may take action against any one or more of the Sellers and/or may release or compromise in whole or in part the liability of any one or more of the Sellers under this Agreement and/or grant any time or other indulgence without affecting the liability of the other Sellers.

21.3	Waiver

21.3.1
A waiver by the Buyer of any right or remedy under this Agreement is only effective if it is in writing, and any such waiver shall (unless the terms of the waiver expressly provide otherwise) apply only to the party to whom the waiver is addressed and the circumstances in respect of which it is given.

21.3.2
Without prejudice to Clause 21.3.1, a waiver by the Buyer of a breach of any provision of this Agreement shall not, if not in respect of all of the Sellers, affect the liability of the remaining Sellers (unless the terms of the waiver expressly provide otherwise).

21.3.3	A waiver by the Buyer of a breach of any provision of this Agreement does not constitute a waiver of any other breach and shall not affect the other provisions of this Agreement.

21.3.4
Any waiver by the Buyer of a breach of any provision of this Agreement shall not (unless the terms of the waiver expressly provide otherwise) be construed as a waiver of any continuing or subsequent breach of such provision or a modification of such provision.

22            Confidentiality and announcements

22.1	Restriction on disclosure

Subject to Clause 22.2, no announcement, disclosure, communication or publicity of any kind shall be made or issued by any party to this Agreement to any person who is not a party or an officer, employee, agent or professional adviser of a party relating to the subject matter or terms of this Agreement or other document referred to in this Agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).  The parties shall consult together upon the timing, content, manner and extent of making or issuing any such announcement, disclosure, communication or publicity and the other parties shall promptly provide such information and comment as the party making or issuing the same may from time to time reasonably request.

22.2	Information required to be disclosed

The provisions of Clause 22.1 shall not apply to any announcement, disclosure, communication or publicity to the extent that it is required to be made or issued:

(a)	by any applicable law or regulation;

(b)	by any court or governmental or administrative authority competent to require the same; or

(c)	by virtue of the regulations of the London Stock Exchange or any other securities exchange,

provided that the party required to make or issue it has so far as reasonably practicable (and so far as not prohibited by the relevant rule or body) consulted with and taken into account the reasonable requirements of the other parties as to the timing, content, manner and extent of making or issuing any such announcement, disclosure, communication or publicity.

23            Assignment

23.1	Restriction on assignment

Except as provided in this Clause 23, a party may not (whether at law or in equity) assign, transfer, grant any security interest over, hold on trust or deal in any other manner with the benefit of the whole or any part of this Agreement or any document referred to in this Agreement, nor sub-contract any or all of its obligations under this Agreement or any document referred to in this Agreement, nor purport to do any of the same.

23.2	Permitted assignment

The Buyer shall be entitled to assign all or any of its rights under this Agreement and/or any document referred to in this Agreement (including the benefit of the Title Warranties) to any member of the Buyer's Group and/or by way of security to a bank or financial institution lending money or otherwise providing financial facilities to the Buyer in connection with the transactions to be carried out under or in connection with this Agreement or any document to be entered into pursuant to this Agreement , and on the enforcement of any security referred to in this Clause, any administrator, administrative receiver or other receiver of the assigning party or its relevant assets or any person having the benefit of such security may further assign all or any of the assigning party's rights to any other person  provided that the liability of the Sellers to any assignee under this Clause cannot be greater than their liability to the Buyer, any such assignment being a Permitted Assignment for the purposes of this Clause 23.

23.3	Deed of confirmation of benefit

23.3.1
In relation to any Permitted Assignment, the Sellers shall, on request from the Buyer (and at the Buyer's cost), execute a deed in favour of the assignee substantially in the form set out in Schedule 11.

23.3.2
If any of the Sellers shall fail to comply with Clause 23.3.1 within ten Business Days after the making of such a request such Seller or Sellers shall be deemed to have irrevocably appointed the Buyer acting by any of its directors for the time being, as the attorney and/or agent of each relevant Seller with authority in its name and on its behalf to execute such a deed and to do all other things necessary to give effect to it, any such power of attorney being:

(a)	given by each Seller by way of security for the performance of its obligations under this Clause 23; and

(b)	irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

23.4	Further assignments

The assignee under any Permitted Assignment shall itself be entitled to make an assignment in accordance with this Clause 23 as if references to 'the Buyer' were to that assignee and such modifications as are necessary to reflect the prior assignment were made to the form of deed set out in Schedule 11.

24            Provisions relating to this Agreement

24.1	General

24.1.1	This Agreement shall be binding on and shall enure for the benefit of the successors and permitted assigns of the parties.

24.1.2	All provisions of this Agreement shall continue in full force and effect notwithstanding Second Completion, except those provisions already performed at First and Second Completion.

24.1.3
A person who is not a party to this Agreement (third party) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement or any document referred to in it, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

24.1.4
Unless expressly provided otherwise, all representations, warranties, indemnities, undertakings, covenants, agreements and obligations made, given or entered into by more than one person in this Agreement are made, given or entered into jointly and severally.

24.1.5
If any provision of this Agreement is held to be illegal, invalid or unenforceable (in whole or in part) by any court or administrative body of competent jurisdiction, the enforceability of the remainder of this Agreement shall not be affected.

24.1.6
Each of the Sellers undertakes to the Buyer that it shall not object to or otherwise prevent any member of the Buyer’s Group from filing a 338(g) election for the purposes of US Tax in connection with the transactions contemplated by this Agreement.

24.2	Entire agreement

24.2.1
This Agreement, together with any other documents referred to in it, (together, Contractual Documents) constitutes the entire agreement and understanding between the parties relating to its subject matter and supersedes any and all previous agreement, arrangement and/or understandings (whether written or oral) between the parties relating to such subject matter.

24.2.2	Nothing in this Clause 24.2 shall operate or limit or exclude any liability for fraud.

24.3	Seller representative

Each of the Sellers irrevocably authorises DFJ Esprit LLP (Seller Representative):

(a)	to give any consent or waiver pursuant to this Agreement such that the Buyer may rely on any act or decision of the Seller Representative as the act or decision of the Sellers;

(b)
if the Buyer is required to consult with the Sellers under this Agreement, to consult with the Buyer such that, having consulted with the Seller Representative, the Buyer shall be deemed to have consulted with all of the Sellers in respect of such issue; and

(c)
to accept service of any notice or other communication to be given to the Sellers under this Agreement such that, when given to the Seller Representative, the notice or other communication will be treated as validly given to all of the Sellers.

24.4	Costs

24.4.1	Each party shall pay its own costs relating to the negotiation, preparation, execution and performance of this Agreement and of each document referred to in it.

24.5	Notices

24.5.1
Any notice or other communication to be given under this Agreement shall be in writing in the English language and shall be delivered personally or sent by pre-paid first class post or by fax or by email:

(a)	in the case of the Sellers to:

DFJ Esprit LLP, 14 Buckingham Gate, London SW1E 6LB

Marked for the attention of: Paul Murray

Fax number:

Email: Paul.Murray@dfjesprit.com

(b)	in the case of the Buyer to:

8484 Westpark Drive, Suite 720, McLean, Virginia, 22102 USA

Marked for the attention of: Chris McKee

Fax number: +1 703 442 5501

Email: chris.mckee@gt-t.net

24.5.2	A notice or other communication given under this Agreement shall be deemed to have been received:

(a)
if sent by pre-paid first class post, at 9.00 am on the next Business Day after the day of posting (unless the day of posting is not a Business Day, in which case posting shall be deemed to have taken place on the next Business Day); and

(b)
if delivered personally, upon delivery to the address referred to in Clause 24.5.1 or if sent by fax, on receipt by the sender of a successful fax transmission report, or if sent by email, when received, unless in any case the application of this Clause would mean that deemed receipt would otherwise occur outside the hours of 9.00 am to 5.00 pm on a Business Day, in which case the notice or other communication shall be deemed to have been received at 9.00 am on the next Business Day.

24.5.3
In proving the giving of a notice or other communication it shall be sufficient to prove that the envelope containing it was addressed to the address of the relevant person set out in Clause 24.5.1 (or as otherwise notified in accordance with that Clause) and delivered to that address or sent as a pre-paid first class recorded delivery letter or that the notice or other communication was transmitted by fax to the fax number of the relevant person set out in Clause 24.5.1 or was sent by email to the email address of the relevant person set out in Clause 24.5.1 (or as otherwise notified in accordance with that Clause).

24.6	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

24.7	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

24.8	Jurisdiction

Each party irrevocably agrees that the English courts shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement and its subject-matter or formation (including non-contractual disputes or claims).

24.9	Service of process

Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

Schedule 1: The Shareholders

Part A: The Sellers

Part B: Called Shareholders

Part C: The Sellers

Schedule 2: The Company and the Subsidiaries

Part A: The Company

Registered number:	3732025
Date of incorporation:	7th July 2003
Place of incorporation:	Ireland
Issued share capital:	USD 156,978.50
Registered office:	24-26 City Quay, Dublin 2, Ireland
Registered shareholders (and number of Shares held):	See Schedule 1
Beneficial owners of Shares (if different) and number of Shares beneficially owned:	n/a
Principal business address:	11a Curtain Road, London, EC2A 3LT
Directors:	Paul Murray Colin Williams Rick Mace Mike Ing
Secretary:	Chris Verdin
Accounting reference date:	31st December
Auditor:	Grant Thornton
Tax residence:	UK with a branch in Ireland
Tax district and reference number:
VAT registration number:	IE 6393202L
Charges:	1. ETV Capital S.A. - charges created 9 August 2006, 15 January 2007, 2 November 2007 and 30 October 2009; and 2. Esprit Capital I (GP) Limited - charge created 2 March 2009.

Part B: The Subsidiaries

1	PacketExchange (Europe) Limited

Registered number:	05164474
Date of incorporation:	24 June 2004

Place of incorporation:	United Kingdom
Issued share capital:	2 @ £1; 17,085 @ US$1
Registered shareholders (and number of shares held):	PacketExchange (Ireland) Ltd
Beneficial owners of shares (if different) and number of shares beneficially owned:	n/a
Registered office:	2-4 Great Eastern Street, London EC2A 3NT
Principal business address:	11a Curtain Road, London EC2A 3LT
Directors:	Rick Mace, Mike Ing, Chris Verdin
Secretary:	Chris Verdin
Accounting reference date:	31 December
Auditor:	Grant Thornton
Tax residence:	United Kingdom
Tax district and reference number:	6801900218093
VAT registration number:	GB 848 9617 65
Charges:	1. Partners for Growth III, L.P Mortgage Debenture created 25 February 2011

2	PacketExchange Limited

Registered number:	04257572
Date of incorporation:	23 July 2001
Place of incorporation:	United Kingdom
Issued share capital:	1000 @ £1
Registered shareholders (and number of shares held):	PacketExchange (Europe) Ltd – 1,000 Shares
Beneficial owners of shares (if different) and number of shares beneficially owned:	PacketExchange (Ireland) Ltd
Registered office:	2-4 Great Eastern Street, London EC2A 3NT
Principal business address:	11a Curtain Road, London EC2A 3LT
Directors:	Rick Mace, Mike Ing, Chris Verdin

Secretary:	Chris Verdin
Accounting reference date:	31 December
Auditor:	Grant Thornton
Tax residence:	United Kingdom
Tax district and reference number:	6807662300565
VAT registration number:	GB 848 9617 65
Charges:	1. Curtra Limited - Rent Deposit Deeds dated 3 August 2004, 28 February 2005 and 16 April 2009

3	PacketExchange (Metro) Limited

Registered number:	04063075
Date of incorporation:	25 August 2006
Place of incorporation:	United Kingdom
Issued share capital:	Ordinary 240,882 @ £1, Ord A Class 3,193,037 @ £0.01, Ord part paid 15,514 @ £0.25, Preference 3,725,752 @ £0.01
Registered shareholders (and number of shares held):	PacketExchange (Ireland) Ltd – 4,175,185 Shares
Beneficial owners of shares (if different) and number of shares beneficially owned:	n/a
Registered office:	2-4 Great Eastern Street, London EC2A 3NT
Principal business address:	11a Curtain Road, London EC2A 3LT
Directors:	Rick Mace, Mike Ing, Chris Verdin
Secretary:	Chris Verdin
Accounting reference date:	31 December
Auditor:	Grant Thornton
Tax residence:	United Kingdom
Tax district and reference number:	6804720513869
VAT registration number:	GB 766 1727 07
Charges:	1. Partners for Growth III, L.P. – Mortgage Debenture

dated 15 February 2011

4	PacketExchange (Singapore) Pte Limited

Registered number:	200820336K
Date of incorporation:	21 October 2008
Place of incorporation:	Singapore
Issued share capital:	1 @ US$1
Registered shareholders (and number of shares held):	PacketExchange (Ireland) Ltd – 1 Share
Beneficial owners of shares (if different) and number of shares beneficially owned:	n/a
Registered office:	20 Raffles Place #09-01 Ocean Towers Singapore 048620
Principal business address:	11a Curtain Road, London EC2A 3LT
Directors:	Rick Mace, Mike Ing, Chris Verdin, Susan Tan, Lian Kim Seng (Alternate to Chris Verdin)
Secretary:	Lian Kim Seng
Accounting reference date:	31 December
Auditor:	Grant Thornton
Tax residence:	Singapore
Tax district and reference number:	200820036K
VAT registration number:	NA
Charges:	None

5	PacketExchange KK

Registered number:	0100-01-138229
Date of incorporation:	15 February 2011
Place of incorporation:	Japan
Issued share capital:	¥100
Registered shareholders (and number of shares held):	PacketExchange (Ireland) Ltd – 100 Shares
Beneficial owners of shares (if	n/a

different) and number of shares beneficially owned:

Registered office:	4F Ishikawa Building Kudan, 5-5 Kudan Minami 2-chome, Chiyoda-ku, Tokyo
Principal business address:	11a Curtain Road, London, EC2A 3LT
Directors:	Rick Mace, Mike Ing, Chris Verdin, Eric Perraudin
Secretary:	NA
Accounting reference date:	31 December
Auditor:	Grant Thornton
Tax residence:	Japan
Tax district and reference number:	0100-01-138229
VAT registration number:	NA
Charges:	None

6	PacketExchange (Hong Kong) Limited

Registered number:	1116793
Date of incorporation:	21 March 2007
Place of incorporation:	Hong Kong
Issued share capital:	1 @ US$1
Registered shareholders (and number of shares held):	PacketExchange (Ireland) Ltd – 1 Share
Beneficial owners of shares (if different) and number of shares beneficially owned:	n/a
Registered office:	6th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong
Principal business address:	11a Curtain Road, London, EC2A 3LT
Directors:	Rick Mace, Mike Ing, Chris Verdin, Andrew Johnson
Secretary:	NA
Accounting reference date:	31 December
Auditor:	Grant Thornton
Tax residence:	Hong Kong

Tax district and reference number:	22/37760639
VAT registration number:
Charges:	None

7	PacketExchange, Inc

Registered number:	71-0998355
Date of incorporation:	24 February 2006
Place of incorporation:	USA (Delaware)
Issued share capital:	1000 @ US$1
Registered shareholders (and number of shares held):	PacketExchange (Ireland) Ltd – 1,000 Shares
Beneficial owners of shares (if different) and number of shares beneficially owned:	n/a
Registered office:	Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware
Principal business address:	11a Curtain Road, London, EC2A 3LT
Directors:	Rick Mace, Mike Ing, Chris Verdin
Secretary:	NA
Accounting reference date:	31 December
Auditor:	Grant Thornton
Tax residence:	Delaware
Tax district and reference number:	71-0998355
VAT registration number:	NA
Charges:
UCC-1 filing by Partners for Growth III, L.P. as Secured Party, against PacketExchange Inc., as Debtor, covering all of the assets of PacketExchange Inc.
Previous UCC-1 filings by Tellabs Operations, Inc., ETV Capital S.A., and Velocity Financial Group, Inc. have all either been terminated or have lapsed by operation of law.

8	PacketExchange (USA), Inc

Registered number:	01-0940195
Date of incorporation:	18 December 2009
Place of incorporation:	USA (Delaware)
Issued share capital:	1,000 @ $0.001
Registered shareholders (and number of shares held):	PacketExchange (Ireland) Ltd – 1,000 Shares
Beneficial owners of shares (if different) and number of shares beneficially owned:	n/a
Registered office:	National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901, County of Kent
Principal business address:	11a Curtain Road, London, EC2A 3LT
Directors:	Rick Mace, Mike Ing, Chris Verdin
Secretary:	NA
Accounting reference date:	31 December
Auditor:	Grant Thornton
Tax residence:	Delaware
Tax district and reference number:	01-0940195
VAT registration number:	NA
Charges:
UCC-1 filing by Partners for Growth III, L.P. as Secured Party, against PacketExchange (USA), Inc., as Debtor, covering all of the assets of PacketExchange (USA), Inc.
Previous UCC-1 filing by ETV Capital S.A., has been terminated.

Schedule 3: Restricted actions pending First Completion

1	Share capital and shareholders

1.1
The creation, allotment, issue, repayment, repurchase or redemption of any shares or other securities or loan capital or the grant of options over or rights to subscribe for or convert into any shares or other securities or loan capital.

1.2	The reorganisation of share capital in any way (including any reduction in share capital, any variation of share rights, any subdivision or consolidation or any redenomination).

1.3	The registration of any transfer of shares or other investments of the type described in Part II of Schedule 2 to FSMA.

1.4	The proposal or passing of any shareholders' resolution or other decision of the shareholders.

1.5	The declaration, payment or making of any dividend or other distribution.

2	Group structure

2.1	The establishment of any subsidiary or subsidiary undertaking.

2.2	The acquisition of any shares or other interest in a body corporate or participation in any partnership or joint venture.

3	Finance, borrowings and security

3.1	Otherwise than in the ordinary course of business the borrowing of any money or obtaining of any advance or credit exceeding £25,000 (exclusive of VAT).

3.2
Otherwise than in the ordinary course of business the provision of any credit or making of any loan or advance to or for the benefit of any person exceeding £25,000 (exclusive of VAT) or the provision of any financial assistance (as defined in section 677 of the CA 2006) to any person.

3.3	Otherwise than in the ordinary course of business, the creation of any Encumbrance over any assets or the giving of any guarantee or undertaking in respect of a third party.

4	Contracts and commitments

4.1	The disposal of or acquisition of any business or any part of a business or (otherwise than in the ordinary course of business) any other assets of any nature.

4.2	The entry into any long term (i.e. over 12 months), onerous or unusual contract, commitment, obligation, agreement or arrangement.

4.3	The amendment of the terms of or termination of any contract, commitment, obligation, agreement or arrangement other than in the ordinary course of business.

4.4	The entry into any lease, lease-hire or hire purchase agreement or agreement for payment on deferred terms, except where such terms have previously been agreed with a customer or supplier.

4.5
The entry into or variation of any contract, agreement or arrangement (whether legally binding or not) in which any Seller or any Associate of any Seller is interested other than in the ordinary course of business.

4.6	The incurring of any expenditure or liability, in either case, of a capital nature exceeding £25,000 (exclusive of VAT)for each case.

4.7	The variation of the terms on which any Property is held or the settlement of any rent review.

5	Intellectual Property/information technology

5.1	The abandonment or surrender of any Registered IP or domain name registration owned or permission of any such Registered IP or domain name registration to lapse through non-payment of fees.

5.2	The consent to the trade mark application of any third party.

5.3	The licensing of any Intellectual Property.

6	Officers, employees and pensions

6.1	The appointment or removal of any director.

6.2
The entry into, variation, amendment of the terms of or termination of any service agreement, contract of employment, consultancy agreement or arrangement with any person which provides for salary, fees, bonuses and pension contributions or other benefits (contractual or non-contractual) of any nature whatsoever exceeding £25,000 per annum (exclusive of VAT).

6.3
The adoption or change of any bonus scheme for the benefit of any director, other officer or employee or the payment or award of any bonus under any scheme, excluding payments under existing commission schemes.

6.4	The provision of any credit or making of any loan or advance to or for the benefit of any of the directors, other officers.

6.5	The entry into any (or the modification of any subsisting) agreement with any trade union or agreement that relates to any works council.

6.6
The adoption of or commencement of contributions to any arrangement for providing pensions or other benefits on, or in anticipation of, the retirement, death, accident or sickness of any current or former officer or employee (or any of their dependants) or change in the participation in or terms of the Pension Schemes or closure of the Pension Schemes (whether to new participants or otherwise).

7	Conduct of business

7.1
The commencement, settlement or abandonment of any litigation or similar proceedings or admission of any liability involving an amount in excess of £10,000 (exclusive of VAT), excluding debt collection in the ordinary course of business.

7.2	The entry into or variation of the terms of or cancellation of any insurance policy or arrangement other than in the ordinary course of business.

7.3	Any material change to the accounting procedures or principles by reference to which statutory accounts are drawn up.

Schedule 4: Completion matters

1	First Completion

Part A              Items to be delivered by the Sellers to the Buyer's Solicitors

1.1	Certified copy of the register of members of the Company reflecting the conversion of the series A share and series B shares into ordinary shares;

1.2	Duly executed transfers of the Shares (other than the Converted Shares) in favour of the Buyer (or as it may direct), together with any power of attorney under which such transfers have been executed.

1.3	The certificates representing the Shares (other than the Converted Shares) or an indemnity in the agreed form for any lost or damaged certificates.

1.4
Any waiver, consent or other document necessary to give the Buyer (or as it may direct) full legal and beneficial ownership of the Shares (other than the Called Shares set out in section (ii) of Part B of Schedule 1).

1.5
Evidence in a form reasonably satisfactory to the Buyer of compliance with the “drag along” process in respect of the Called Shareholders, as set out in article 6 of the articles of association of the Company.

1.6
Duly executed transfers in favour of the Buyer (or as it directs) of all shares in the Subsidiaries not registered in the name of a Group Company, together with the relevant share certificates or an indemnity in the agreed form for any lost or damaged certificates.

1.7
If required, the written resignation in the agreed form, executed as a deed, of each of the directors and of the secretary of each Group Company, in each case acknowledging that s/he has no outstanding claims against the Company or any other Group Company whether for loss of office or otherwise.

1.8
The written resignation in the agreed form of the auditors of each Group Company acknowledging that they have no outstanding claims against any Group Company and containing the statement referred to in section 519 of the CA 2006, together with written confirmation that each such resignation and statement have been, or will be, deposited at the registered office of each relevant Group Company in accordance with that section.

1.9
Consultancy agreements in a form acceptable to the Buyer (acting reasonably) between the relevant member of the Buyer's Group and Chris Verdin, Mike Ing and Richard West, duly executed by each of them.

1.10	Compromise Agreements in a form acceptable to the Buyer (acting reasonably) between the Company and each of Chris Verdin, Mike Ing and Richard West, duly executed by each of them.

1.11	All credit, debit or other payment cards belonging to or in the name of a Group Company and in the possession or control of the Sellers.

1.12
All mobile phones, personal digital assistants, fax machines, lap top computers or other computer or telecommunications equipment (including all computer disks containing Confidential Information or other information relating to any Group Company) and any other items belonging to or in the name of a Group Company and in the possession or control of the Sellers.

1.13	A deed of termination in the agreed form of the Investment Agreement

1.14
Releases in a form satisfactory to the Buyer (acting reasonably) releasing the relevant Group Companies from all guarantees, indemnities, charges or other security given by the relevant Group Companies.

1.15	All registration certificates for Registered IP of each Group Company.

1.16
The certificate of incorporation, any certificate(s) of incorporation on change of name and common seal of each Group Company and each register, minute book and other book required to be kept by each Group Company under the CA 2006 or equivalent legislation in that company's place of incorporation, duly made up to First Completion.

1.17	The title deeds and documents relating to the Properties as listed in the schedule of deeds in the agreed form.

1.18	The Data Room Documents in electronic copy.

1.19
All certificates, correspondence and other documents in the possession or control of the Sellers in connection with the creation, assignment, filing, prosecution, registration, maintenance or enforcement of the Intellectual Property owned by each Group Company.

1.20	All financial and accounting books and records and all other documents in the possession or control of the Sellers in connection with each Group Company, all complete and up to date.

1.21	Copies of statements for all bank accounts of each Group Company made up to a date not more than two Business Days prior to First Completion.

1.22	All current cheque books, paying in books and unused cheques of the Company, together with written confirmation that no cheques have been written since the statements in Paragraph 1.21 were prepared.

Part B	Agenda items for Company and Group Company First Completion board meetings

1.1	Appoint a person to be the duly appointed attorney to execute the transfer of the Shares held by those Called Shareholders who have not executed a share transfer;

1.2	Authorise the secretary of the Company to write up the register of members of the Company to reflect the conversion of the series A shares and series B shares into ordinary shares;

1.3	Issue of new share certificates in respect of the ordinary shares into which the series A shares and series B shares shall have converted;

1.4	Register the transfers referred to in Paragraphs 1.2 and 1.6 of Part A of this Schedule 4.

1.5	Change the relevant Group Company's registered office address to a place nominated by the Buyer.

1.6	Change the relevant Group Company's accounting reference date to a date nominated by the Buyer.

1.7	Appoint such persons as the Buyer nominates as directors and/or secretary of the relevant Group Company with effect from the end of the meeting.

1.8	Accept the resignations referred to in Paragraph 1.7 of Part A of this Schedule 4 with effect from the end of the meeting.

1.9
Accept the resignations referred to in Paragraph 1.8 of Part A of this Schedule 4 and appoint such auditors as the Buyer may notify as auditors of each Group Company with effect from the end of the meeting.

1.10	Approve and authorise for execution the consultancy agreements referred to in Paragraph 9 of Part A of this Schedule 4.

1.11	Approve and authorise for execution the compromise agreements referred to in Paragraph 1.10 of Part A of this Schedule 4.

1.12	Revoke all current instructions and authorities to bankers and replace them with the new instructions and authorities stipulated by the Buyer.

Schedule 4A

Second Completion

Part A              Items to be delivered by the Sellers to the Buyer's Solicitors

1.1           The Payment Agreements duly executed by the parties thereto other than the Company, and releases in the agreed form from ETV/Esprit/Partners for Growth releasing the relevant Group Companies from all guarantees, indemnities, charges liens or other security given to it by the relevant Group Companies, together in each case with Form C6 duly executed, if applicable;

1.2           Written consent of the holders of the Loan Notes to the variation of the terms of the Loan Notes to enable the conversion of the Loan Notes to take place in accordance with clause 8.6 of this Agreement, and to change the location for the keeping of the Register of Loan Notes to a location nominated by the Buyer;

1.3           Notices of conversion of Loan Notes, duly executed by the relevant Sellers, in respect of Loan Notes to be converted in accordance with clause 8.6 of this Agreement;

1.4           A waiver and release, in the form required by the Buyer (acting reasonably), from each of the Sellers, and any other third parties (other than the Called Shareholders set out in section (ii) of Part B of Schedule 1) as the Buyer may reasonably require, of any claims or rights of such parties against any Group Company other than in relation to the Mzima Instrument;

1.5           Duly executed transfers of the Converted Shares in favour of the Buyer (or as it may direct), together with any power of attorney under which such transfers have been executed;

1.6           The certificates representing the Converted Shares or an indemnity in the agreed form for any lost or damaged certificates;

1.7           Duly executed transfers of the Loan Notes in favour of the Buyer (or as it may direct), together with any power of attorney under which such transfers have been executed;

1.8           The certificates representing the Loan Notes or an indemnity in the agreed form for any lost or damaged certificates;

1.9           Irish tax reference numbers in respect of each of the Sellers and documentation vouching same for the purposes of the Stamp Duty (e-Stamping of Instruments) Regulations 2009 (SI 476 of 2009) or, alternatively, such waivers, consents or other documentation as the Buyer may require to enable the Buyer to obtain such tax reference numbers on behalf of each of the Sellers;

Part B	Agenda items for Company and Group Company Second Completion board meetings and shareholder meetings

1.10           Board meeting to approve (a) the entry into by the Company of the Payment Agreements and the carrying out by the Company of any actions required thereunder; (b) the variation of the terms of the Loan Notes as described in paragraph 1.2 of Part A of this Schedule 4A; (c) the allotment and issue of the Converted Shares; (d) the entry into by the Company of the loan agreement between the Buyer and its lenders, and the granting of security and the carrying out by the Company of any other actions required thereunder; and (e) the registration of the transfers of the Converted Shares referred to in Paragraph 1.5 of Part A of Schedule 4A; and (f) approve the registration of the transfers of the Loan Notes  referred to in Paragraph 1.7 of Part A of Schedule 4A;

1.11           Directors to swear a statutory declaration at the board meeting referred to in paragraph 1.10 of Part B of this Schedule 4A, in accordance with Section 60 of the Companies Act 1963 of Ireland;

1.12           Buyer to execute written resolution of the shareholder of the Company to approve the matters referred to in paragraph 1.10 of Part B of this Schedule 4A, comprising the giving of financial assistance

Schedule 5: The Warranties

1	General

1.1	Group structure and constitution

1.1.1	The Company is duly incorporated and validly existing under the laws of the place of its incorporation.

1.1.2	The particulars relating to the Company and the Subsidiaries set out in Schedule 2 are true, accurate and complete.

1.1.3
The Subsidiaries are duly incorporated and validly existing under the laws of their respectives places of incorporation and a Group Company is the sole legal and beneficial owner of all the issued and allotted shares in the Subsidiaries, which are fully paid or credited as fully paid.

1.1.4	Save for the Subsidiaries, the Company does not have and has never had:

(a)	any subsidiary or subsidiary undertaking;

(b)	any interest (direct or indirect) in, nor has it agreed to acquire any such interest in, any body corporate or business; or

(c)	any right to control or manage any other body corporate or business.

1.1.5
No Group Company has any directors, shadow directors or alternate directors other than the persons listed in Schedule 2, and is not, and has never been, a director or other officer of any other body corporate.

1.1.6
Each Group Company has at all times carried on its business in all material respects in accordance with its memorandum and articles of association for the time being in force and all other documents to which it is, or has been, a party.

1.1.7	All dividends or other distributions declared, made or paid by any Group Company have been declared, made or paid in accordance with:

(a)	its memorandum and articles of association and the CA 2006; and

(b)	any agreements or arrangements between that Group Company, its shareholders or any third party regulating the declaration, making or payment of dividends or other distributions.

1.1.8	No power of attorney has been granted by any Group Company which remains in force and no person, as agent or otherwise, is entitled or authorised to bind or commit any Group Company.

1.1.9	No Group Company has at any time:

(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	provided any financial assistance (as defined in section 677 of the CA 2006) to any person.

1.2	Share capital

1.2.1
The Shares constitute the whole of the issued and allotted share capital of the Company, have been properly and validly allotted and issued, are fully paid or credited as fully paid and none of the Shares was allotted at a discount.

1.2.2
There is no agreement or arrangement in force (other than this Agreement) which provides (conditionally or otherwise) for or affects the creation, allotment, issue or transfer of any share or loan capital of the Company (including any option or right of pre-emption or any conversion or subscription right) and no person has claimed to be entitled to any right or benefit in relation to the issued or unissued share capital of the Company.

1.2.3
There is no Encumbrance, nor any agreement, arrangement or obligation to create or give an Encumbrance, relating to any of the share capital or other securities of the Company (whether issued or not) and no person has claimed to be entitled to any such Encumbrance.

1.2.4
None of the Shares and no asset of the Company was the subject of a transfer at an undervalue (within the meaning of sections 238 and 339 of the Insolvency Act 1986) within the period of five years ending with the date of this Agreement.

1.3	Assets

1.3.1
Each Group Company is the sole owner with good and marketable title free from all Encumbrances and hire, hire purchase, leasing or similar agreements or arrangements, of all tangible and intangible assets (including IT Systems and Software) :

(a)	included in the Accounts or acquired since the Accounts Date which it owns or reputedly owns (subject to sales of current assets in the ordinary course of its business); or

(b)	which it uses in its business.

All such assets are now in its possession or under its control and no Group Company has agreed to create or grant any Encumbrance over its assets or any of them and there is no dispute directly or indirectly relating to any such assets.

1.3.2
There is no subsisting written notice received by the Company alleging a material breach or non-observance of any covenant, condition or agreement contained in the lease under which the Group Company holds its interest in the Property where any such material breach or non observance gives the other party to the lease the right to forfeit the lease.

1.3.3	No Group Company has purchased any material assets on terms that title does not pass to that Group Company until full payment is made or all indebtedness discharged.

1.3.4
Each Group Company owns or has the right to use all assets necessary for the effective continuation of the business of that Company as carried on at the Accounts Date and as at First Completion and no assets are shared with any other person.

1.4	Compliance

1.4.1	Each Group Company:

(a)	has the power and is duly qualified to carry on business in all jurisdictions in which it carries on business; and

(b)	has at all times carried on its business and dealt with its assets in all material respects in accordance with applicable law, regulation and administrative requirements in any jurisdiction.

1.4.2
As far as the Sellers are aware, no Group Company nor any of its officers is in breach of or has failed to comply in full with any statutory or municipal rules, regulations, codes of practice or other provisions applying to or affecting the business or activities of that Group Company.

1.4.3	Each Group Company:

(a)
has obtained all licences, permits, consents and approvals from any person, authority or body required for the proper conduct of its business and all those licences, permits, consents and approvals are valid and in full force and effect and copies of each of them are attached to the Disclosure Letter; and

(b)
is not in breach of any of the terms or conditions of any such licences, permits, consents or approvals and there are no facts or circumstances of which the Sellers are aware which could lead to the suspension, cancellation, modification, refusal or revocation of any of them or otherwise prejudice their continuation or renewal.

1.4.4
There are no investigations or enquiries (nor any pending or threatened) which have been notified to the relevant Group Company by or on behalf of any governmental, regulatory or other body in respect of the affairs of the Company and there are no facts or circumstances of which the Sellers are aware which could lead to such an investigation or enquiry.

1.5	Disputes

1.5.1
There are no litigation, arbitration, mediation, prosecution, administrative, regulatory or other proceedings (whether criminal or civil) in any jurisdiction in which any Group Company, or any person for whose acts or defaults a Group Company may be vicariously liable or any director of a Group Company, is a party or involved (as claimant or defendant) or in respect of which a Group Company is liable to indemnify any party (Relevant Proceedings) and:

(a)	no Relevant Proceedings are pending, threatened or anticipated; and

(b)	no facts or circumstances exist of which the Sellers are aware which could give rise to any Relevant Proceedings.

1.5.2
There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator, regulatory authority or government agency or other body in any jurisdiction arising from any Relevant Proceedings.

1.5.3
There is no dispute with any regulatory authority or government agency or other body in any jurisdiction in relation to the business or affairs of any Group Company, and there are no facts or circumstances existing of which the Sellers are aware which could give rise to a dispute.

1.5.4	No Group Company is bound by any undertaking or assurance given to any court, regulatory authority or governmental agency or other body.

1.6	Insolvency

1.6.1	No order has been made, petition presented or resolution passed for the winding up of any Group Company or for the appointment of a liquidator or provisional liquidator to any Group Company.

1.6.2
No administrator has been appointed over any Group Company, no notice of intention to appoint an administrator has been given and no application has been made for the appointment of an administrator over any Group Company.

1.6.3	No distress, execution or other process has been levied in respect of any asset of any Group Company which remains undischarged.

1.6.4
No administrative or other receiver has been appointed, nor any notice given, or application or order made for the appointment of any such person over the whole or any part of the assets or undertaking of any Group Company.

1.6.5
No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of any Group Company.  No compromise or arrangement has been proposed, agreed to or sanctioned under Part 26 of the CA 2006 in respect of any Group Company.

1.6.6	No Group Company has stopped payment of its debts as they fall due, nor is any Group Company insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

1.6.7	There are no facts or circumstances which could give rise to any event described in Paragraphs 1.6.1 to (inclusive) and no event analogous to those described has occurred outside England.

Schedule 6: Title Warranties

A reference in any of the Title Warranties in this Schedule 6 to Shares means the holding of the Shares in Column (3) of Part A of Schedule 1 set opposite the name of the Seller giving that Title Warranty.

1	The Seller is the beneficial owner and registered holder of all the Shares.

2	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares.

3	No person has claimed to be entitled to an Encumbrance or any benefit under any Encumbrance in relation to any of the Shares.

4
The Seller has full power and authority and has taken all action necessary to enter into, deliver and perform this Agreement and the documents to be delivered by the Seller at First Completion and Second Completion and to sell and transfer full legal and beneficial ownership in all the Shares to the Buyer (or as it directs) on the terms of this Agreement without the consent of any person.

5
The obligations of the Seller under this Agreement and the documents to be executed by the Seller at First Completion and Second Completion are, or will when executed constitute, valid and binding obligations enforceable in accordance with their terms.

6	The Seller is not insolvent or bankrupt or unable to pay its debts as they fall due.

7	The Seller is not subject to any form of insolvency procedure, either in the United Kingdom or elsewhere.

Schedule 7: Tax Covenant

1	Definitions

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant:

(a)
“Overprovision” means the amount by which any provision in the Accounts or Management Accounts or either of the Working Capital Statements relating to Tax  is overstated, applying the accounting policies, principles and practices adopted in relation to the preparation of the Accounts or Management Accounts or Working Capital Statements;

(b)
“Repayment” means the amount of any repayment of or set-off or credit in respect of Tax (including any repayment supplement or interest on overpaid Tax) that is received by a Group Company, which was not taken into account in the Accounts or Management Accounts or either of the Working Capital Statements and which relates to any income, profits or gains received on or before First Completion, to any Tax paid on or before First Completion, or to any event which occurred on or before First Completion; and

(c)
“Saving” means the reduction or elimination of any liability of a Group Company to Tax in respect of which the Sellers would not have been liable under paragraph 2 hereof, by the use of any Tax relief arising as a result of a Tax Liability in respect of which the Sellers have made a payment under paragraph 2.

1.2
A reference to a relief in this paragraph 2 means any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

1.3
For the purposes of this Schedule, income, profit or gains earned or accrued between the Accounts Date and First Completion shall be the actual income, profits or gains which are actually earned or accrued in that period and not a proportion of time apportioned income, profits or gains earned or accrued over the accounting period of the relevant Group Company current at First Completion.

1.4	Any reference to the Sellers making a payment in respect of any Claim shall include any deduction from or set-off against the Future Consideration in respect of such Claim.

2	Covenant to Pay

2.1	The Sellers covenant with the Buyer to pay to the Buyer an amount equal to:

(a)
any liability of a Group Company to make an actual payment of Tax or a payment on account of Tax to a Tax Authority (any such liability being a Tax Liability) arising in respect of, by reference to or in consequence of:

(i)	any transaction, act, event or omission which occurs or is treated for Tax purposes as occurring on or before First Completion (including First Completion itself), or

(ii)	any income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) on or before First Completion; and

(b)	each cost reasonably and properly incurred by the Buyer or a Group Company in connection with:

(i)	a Tax Liability of the kind referred to in Paragraph 2.1(a) in respect of which the Sellers are liable hereunder, or

(ii)	successfully taking or defending any action under this Paragraph 2.

3	Payment Date

3.1	Where the Sellers are liable to make any payment under paragraph 2 above, the due date for the making of that payment (the “Due Date”) shall be:

(a)
where the payment is made under paragraph 2.1(a), the later of 20 Business Days after the Buyer makes a demand for the same and the date on which the Tax in question would have had to have been paid to the relevant Tax Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising; or

(b)	where the payment is made under paragraph 2.1(b), the last date upon which the relevant cost must, pursuant to the invoice received by the Buyer, be paid.

4	Overprovisions and Repayments

4.1
If the Buyer discovers or is informed by the auditors or any advisers of the Buyer or any Group Company that there is an Overprovision or a Repayment, then the Buyer shall forthwith provide written notice and full details thereof to the Sellers.

4.2
If the auditors for the time being of the relevant Group Company certify (at the request and expense of the Sellers and the Buyer shall use all reasonable endeavours to procure that the auditors comply with any such request) that any provision for Tax in the Accounts or Management Accounts or either of the Working Capital Statements has proved to be an Overprovision or that there has been a Repayment, then:

(a)	the amount of any Overprovision or Repayment shall first be set off against any payment then due from the Sellers in respect of any Claim;

(b)
to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers in respect of any Claim up to the amount of such excess (in the proportion in which any relevant Sellers have made such previous payment or payments); and

(c)
to the extent that excess referred to in paragraph 4.2(b) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments which become due from the Sellers in respect of any Claim.

5	Saving

5.1
If the Buyer discovers or is informed by the auditors or any advisers of the Buyer or any Group Company that there has been a Saving, the Buyer shall forthwith provide written notice including full details thereof to the Sellers.

5.2	If (at the Sellers’ request and expense and the Buyer shall use all reasonable endeavours to procure that the auditors comply with any such request) the auditors for the time being of the Buyer or the relevant Group Company (as the case may be) determine that it has obtained a Saving, the Buyer shall as soon as reasonably practicable thereafter repay to the Sellers (in the proportion in which any relevant Sellers have made such previous payment or payments which gave rise to the Saving) the lesser of:

(a)	the amount of the Saving (as determined by the auditors) less any reasonable costs properly incurred by the Buyer or the relevant Group Company in obtaining such Saving; and

(b)	any amount paid by the Sellers under paragraph 2 in respect of the matter or payment which gave rise to the Saving.

6	Corporation tax returns

6.1
The Buyer shall ensure that each Group Company takes full responsibility for its outstanding Tax affairs including the preparation and submission of all Tax computations and returns relating to the accounting period in which First Completion occurs, and all discussions or negotiations with the relevant Tax Authority in respect of the same, provided that the Buyer shall procure that no Group Company shall submit any computations, returns or correspondence which relate to any extent to a period of time before First Completion (or to First Completion itself), or to any event occurring on or before First Completion, or which might affect the Sellers’ liability hereunder, without providing a draft to the Sellers in good time to allow the Sellers to review the same and without incorporating any reasonable comments of the Sellers on the same.

6.2
Notwithstanding paragraph 6.1 the Sellers shall not have any right to comment on or receive copies of correspondence in relation to any matter which relates solely to an event or events occurring (or treated as occurring) after First Completion.

7	Counter-indemnity

7.1
The Buyer shall pay to the Sellers an amount equal to any Tax liability assessed on the Sellers (or any of them or their members), or any member of their respective Tax groups, by a Tax Authority relating to any of the following events occurring or deemed to occur after First Completion:

(a)
any Group Company or any member of the Buyer's Tax Group failing to pay any amount of Tax for which it is liable to the extent that such liability arises in circumstances where the Buyer would not have been entitled to make a claim against the Sellers in respect of such Tax liability; or

(b)	any Group Company or any member of the Buyer's Tax group changing its tax residence;

7.1.2	and shall pay to the Sellers each cost reasonably and properly incurred by any of the Sellers in connection with:

(a)	a liability of the kind referred to in Paragraph 7.1 in respect of which the Buyer is liable, or

(b)	successfully taking or defending any action under this Paragraph 7.

7.2
For the avoidance of doubt and notwithstanding any actual or implied provision in this Agreement, the Buyer shall be solely responsible for paying any and all stamp duty arising in respect of the acquisition by the Buyer of any of the Shares and/or any of the Loan Notes or in respect of the capitalisation of the Loan Notes and/or the issue of the Converted Shares referred to herein, and in each case the Sellers shall have no liability therefor.

Schedule 8: The Properties

1	The leasehold property held by the Company at 11a Curtain Road, London, EC2A 3LT

2	The leasehold property held by the Company at 707 Wilshire Boulevard, Los Angeles, CA 90017

Schedule 9: Pension Schemes

Friends Provident New Generation Personal Pension Scheme

401k Plan

Schedule 10: Intellectual Property

Part 1 - Registered IP

US Patent No 7729291 – owned by PacketExchange, Inc

PacketExchange (stylized) – US Trademark, Reg No 3665492

PacketExchange (stylized) – EU Trademark, Reg No 5953501

Proximity – EU Trademark Reg No 4595104

Part 2 - Domain names

Domain Name	Service Provider Contact Details and Account Number (if any)	Owner and Registrar or Administrative Contact of Record	Expiry Date of Domain
packetexchange.biz	Easyspace	James Whitnall	28/11/2012
packetexchange.org	Easyspace	James Whitnall	12/07/2011
packetexchange.co.uk	Easyspace	James Whitnall	12/11/2011
packetexchange.net	Easyspace	James Whitnall	12/07/2011
packetexchange.com	Easyspace	James Whitnall	19/06/2011
pxcdn.net	Easyspace	James Whitnall	02/10/2011
ethernetprivateline.com	Easyspace	James Whitnall	03/10/2011
pkxgdns.net	Easyspace	James Whitnall	02/04/2012
pxmrp.net	Easyspace	James Whitnall	03/04/2012
packetexchange.ie	Register.ie	James Whitnall	12/07/2011

Schedule 11: Form of deed of confirmation of benefit

Deed

Dated

Between:

(1)	The person[s] whose name[s] and address[es] [is] [are] set out in the Schedule (Seller[s]); and

(2)	[Full name of company] (registered in England and Wales No. [●]) whose registered office is at [●] (Buyer); and

(3)	[Full name of company] (registered in England and Wales No. [●]) whose registered office is at [●] (Beneficiary).

Background

(A)	The Seller[s] and the Buyer entered into an agreement (Agreement) on [●] for the sale and purchase of the entire issued share capital of [●] (registered in England and Wales No. [●]).

(B)
Pursuant to clause [23.2] of the Agreement, the Buyer has assigned the benefit of [the provisions of the Agreement] [and [●]] to the Beneficiary [for £[●]] pursuant to a deed of assignment [having the same date as this Deed] (Deed of Assignment).

(C)
The parties intend that the Beneficiary shall have the full benefit of [the Agreement] [and [●]] and the Seller[s] [has] [have], in consideration of the Beneficiary entering into the Deed of Assignment [and as an inducement for it to do so] entered into this Deed with the Buyer and the Beneficiary to record such intention.

It is agreed as follows:

1
The Seller[s] confirm[s] to the Beneficiary that, [for so long as the Beneficiary remains a member of the Buyer's Group,] the Beneficiary shall be entitled to have the benefit of and enforce all the terms of [the Agreement] [and [●]] [and, without limitation, the Seller[s] confirm[s] and agree[s] with the Beneficiary that the Beneficiary shall have the right:

(a)	to sue on the Title Warranties; and

(b)	to recover under any indemnity and enforce any covenant or undertaking,

in each case as if it were a party to [the Agreement], [and accordingly each reference to 'the Buyer' in the Agreement is to be construed as if it were also a reference to the Beneficiary]].

2
[For the avoidance of doubt, the parties acknowledge and agree that the Beneficiary's rights under this Deed are to enforce each of the Seller['s'] warranties, indemnities, covenants, undertakings and other obligations under [the Agreement] as made or given at the date (or respective dates) on which each such warranty, indemnity, covenant, undertaking or other obligation is expressed to be made or given by the Seller[s] in [the Agreement] and not as at the date of this Deed.]

3	[Unless the context otherwise requires, terms defined in the Agreement shall have the same meanings where used in this Deed.]

Schedule

Name[s] and Address[es] of Seller[s]

[●]

In witness of which this document has been executed by the parties as a Deed [and delivered] on the date set out at beginning of this Deed.

[Insert execution block]

Schedule 12: Working Capital Statement

Adjusted Working Capital (USD)		Closing Date

Debt

Current Assets
	Trade Debtors
	Prepayments & Accrued Income
	Cash at Bank
	VAT refunds
	Sundry debtors
	Other Current Assets

Current Liabilities
	Trade Creditors
	Accruals
	Deferred Revenue
	VAT & Tax
	Accrued redundancy (Maximum $200k)
	Transaction related Legal, Advisory Fees
	Accrued Bonus Compensation related to transaction
	HBOS, Mzima, ETV and related fees
	Sundry Creditor
	Other Current Liabilities

Net Current Assets
Less assumed liability		(1,600)
Working Capital Adjustment

Schedule 13: Data Room Documents

List of Data Room Documents in the agreed form.

Execution page

Agreement for the sale and purchase of the entire issued share capital of PacketExchange (Ireland) Limited

In witness of which this document has been executed by the parties as a Deed and delivered on the date set out at the beginning of this Deed.

Executed as a Deed for and on behalf of Esprit Nominees Limited acting by its authorised signatory	) ) )	sign here:
Authorised Signatory print name:
in the presence of: Witness signature:		Witness sign here:
Witness name:		print name:
Witness address:

Witness occupation:

Executed as a Deed for and on behalf of Esprit Capital I Fund No 1 LP acting by its general partner Esprit Capital I (GP) Limited acting by its authorised signatory	) ) )	sign here:
Authorised Signatory print name:
in the presence of: Witness signature:		Witness sign here:
Witness name:		print name:
Witness address:

Witness occupation:

Executed as a Deed for and on behalf of Esprit Capital I Fund No 2 LP acting by its general partner Esprit Capital I (GP) Limited acting by its authorised signatory	) ) )	sign here:
Authorised Signatory print name:
in the presence of: Witness signature:		Witness sign here:
Witness name:		print name:
Witness address:

Witness occupation:

Executed as a Deed for and on behalf of Dreason (Bermuda) Limited acting by its authorised signatory	) ) )	sign here:
Authorised Signatory print name:
in the presence of: Witness signature:		Witness sign here:
Witness name:		print name:
Witness address:

Witness occupation:

Executed as a Deed for and on behalf of Stockwell Holdings	) )

Limited acting by its authorised signatory	)	sign here:
Authorised Signatory print name:
in the presence of: Witness signature:		Witness sign here:
Witness name:		print name:
Witness address:

Witness occupation:

Executed as a Deed by Terrence Tehranian	) ) )	sign here:
print name:
in the presence of: Witness signature:		Witness sign here:
Witness name:		print name:
Witness address:

Witness occupation:

Executed as a Deed by Michael Sheridan	) ) )	sign here:
print name:
in the presence of: Witness signature:		Witness sign here:
Witness name:		print name:
Witness address:

Witness occupation:

Executed as a Deed by Simon Williams	) ) )	sign here:
print name:
in the presence of: Witness signature:		Witness sign here:
Witness name:		print name:
Witness address:

Witness occupation:

Executed as a Deed for and on behalf of GTT-EMEA, Limited acting by its authorised signatory	) ) )	sign here:
Authorised Signatory print name:
in the presence of: Witness signature:		Witness sign here:
Witness name:		print name:
Witness address:

Witness occupation: